Exhibit 10.14

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 23, 2008

AMONG

DYNAVOX SYSTEMS LLC,

GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.),

as Agent and as a Lender

BMO Capital Markets Financing, Inc.,

as Syndication Agent and as a Lender

AND

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

i

ANNEXES AND EXHIBITS

ANNEXES

Annex A	-	Commitment Annex
Annex B	-	Closing Checklist

EXHIBITS

Exhibit A	-	Assignment
Exhibit B	-	Compliance Certificate
Exhibit C	-	Excess Cash Flow Certificate
Exhibit D	-	Notice of Borrowing
Exhibit E	-	Swingline Request
Exhibit F	-	L/C Request
Exhibit G	-	Notice of Conversion or Continuation

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 23, 2008, is by and among DYNAVOX SYSTEMS LLC, a Delaware limited liability company (“Borrower”), the “Lenders” (as defined below), and GE BUSINESS FINANCIAL SERVICES INC., a Delaware corporation formerly known as Merrill Lynch Business Financial Services Inc. (“GE BFS”), as agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns in such capacity, the “Agent”).

RECITALS:

WHEREAS, each of the Lenders, other than (a) TriState Capital Bank (the “Joining Lender”), and (b) BlackRock Kelso Capital Corporation, Marathon CLO I, Ltd. and Friedberg Milstein Private Capital Fund I (each of the foregoing financial institutions sometimes hereinafter referred to individually as a “Exiting Lender” and collectively as the “Exiting Lenders”) are parties to a certain Second Amended and Restated Credit Agreement dated as of June 13, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), which amended and restated in its entirety a certain Amended and Restated Credit Agreement dated as of May 5, 2005, which amended and restated in its entirety a certain Credit Agreement dated as of May 13, 2004 (the “Original Credit Agreement”), pursuant to which Agent and the respective lenders thereunder made available to Borrower certain term and revolving credit facilities subject to and in accordance with the terms, conditions and provisions set forth therein; and

WHEREAS, Borrower desires, in each case on the Third Restatement Effective Date, to (a) issue the Third Restatement Subordinated Notes, and (b) use the proceeds thereof, together with a portion of the proceeds of the Loan in an aggregate amount of not more than $3,000,000, to make the Third Restatement Effective Date Distribution to DynaVox Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), the legal and beneficial owner of 100% of the issued and outstanding equity securities of Borrower, in order to permit Holdings to consummate the Third Restatement Stock Redemption; and

WHEREAS, Agent, Lenders and, solely for the limited purposes set forth in Section 2.1(a), Exiting Lenders, desire to amend and restate in its entirety the Second Amended and Restated Credit Agreement, without constituting a novation, on the terms and subject to the conditions specified herein; and

WHEREAS, Borrower desires that all of its Obligations be fully secured by reaffirming the continuing Lien of Agent granted under the Financing Documents for the benefit of Agent and Secured Parties;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent hereby amend and restate the Existing Credit Agreement in its entirety, without effecting a novation of the Obligations existing thereunder, and otherwise agree as set forth below.

ARTICLE I

DEFINITIONS

Section 1.1            Certain Defined Terms.  The following terms have the following meanings (including, without limitation, in the Preamble and Recitals hereto):

“Accounts” means “accounts” (as defined in Article 9 of the UCC) of Borrower, including without limitation any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Affected Lender” has the meaning set forth in Section 2.18.

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person and (iii) in the case of an individual, the parents, descendants, siblings and spouse of such individual.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws imposing restrictions, prohibitions, procedures, requirements, fines or penalties in connection with terrorism or with money laundering, including specifically, but without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, with respect to Revolving Loans, Swing Loans, Term Loan and the Unused Commitment Fee, a percentage equal to (a) during the period commencing on the Third Restatement Effective Date and ending on the next date of determination that is at least two full Fiscal Quarters of Borrower after the Third Restatement Effective Date, the percentage set forth in the applicable column opposite Level II in the table set forth in clause (b) below, and (b) thereafter, as of each date of determination (and until the next such date of determination), a percentage equal to the percentage set forth below in the applicable column opposite the level corresponding to the ratio of (x) Net Total Debt, as of the last day of the most recently ended Fiscal Quarter to (y) EBITDA for the twelve month period ending on such last day:

		Base Rate Loans		Eurodollar Rate Loans
Level	Ratio of Net Total Debt to EBITDA	Revolving Loans and Swing Loans	Term Loan	Revolving Loans	Term Loan	Unused Commitment Fee
I	Greater than or equal to 5.00 to 1.00	3.75%	3.75%	4.75%	4.75%	0.500%
II	Less than 5.00 to 1.00 but equal to or greater than 4.00 to 1.00	3.50%	3.50%	4.50%	4.50%	0.500%
III	Less than 4.00 to 1.00 but equal to or greater than 3.00 to 1.00	3.25%	3.25%	4.25%	4.25%	0.500%
IV	Less than 3.00 to 1.00 but equal to or greater than 2.50 to 1.00	3.00%	3.00%	4.00%	4.00%	0.375%
IV	Less than 2.50 to 1.00	2.75%	2.75%	3.75%	3.75%	0.375%

Each date of determination for the “Applicable Margin” shall be the date that is 3 Business Days after delivery by Borrower to Agent of a new Compliance Certificate pursuant to Section 4.1(c) in connection with the delivery of financial statements pursuant to Section 4.1(a) with respect to the last month in any Fiscal Quarter of Borrower.  Notwithstanding anything to the contrary set forth in this Agreement, (x) the Applicable Margin shall equal the percentage set forth in the appropriate column opposite Level I in the table above, effective immediately if Borrower shall at any time fail to timely deliver a Compliance Certificate, the 10th Business Day following the date on which such Compliance Certificate was due, until the date of delivery of such Compliance Certificate and (y) if an Event of Default has occurred and is continuing on a date or determination for the “Applicable Margin”, no reduction in the Applicable Margin shall occur on such date.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Asset Disposition” means any sale, lease, license or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory in the ordinary course of business, and (ii) dispositions of Cash Equivalents.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by Agent, in substantially the form of Exhibit A, or any other form approved by Agent.

“Base Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal

Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Blocked Person” means any Person:  (i) listed in the annex to, or otherwise listed in Section I of Executive Order No. 13224; (ii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iii) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (iv) a Person that is named a “specially designated national” or “blocked person” on the most current OFAC Lists.

“Borrowing” means a borrowing consisting of Loans (other than Swing Loans and Loans deemed made pursuant to Section 2.3 or 2.4) made in one Facility on the same day by the Lenders according to their respective Commitments under such Facility.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” has the meaning provided in the Compliance Certificate.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a deposit account or securities account in the name of Borrower and under the sole control (as defined in the applicable UCC) of Agent and (a) in the case of a deposit account, from which Borrower may not make withdrawals except as permitted by Agent and (b) in the case of a securities account, with respect to which Agent shall be the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Ratings Service or P-1 by Moody’s Investors Services, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided that, in each case that such Investment matures within one year from the date of acquisition thereof by any

Credit Party, or (v) any money market or mutual fund which invests only in the foregoing types of investments and the liquidity of which is satisfactory to Agent.

“Closing Checklist” means Annex B to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to the Security Documents.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Loan Commitment and Term Loan Commitment.

“Commitment Annex” means Annex A to this Agreement.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit B hereto.

“Contingent Obligations” means, with respect to any Person, any direct or indirect liability of such Person:  (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (ii) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any Interest Rate Contract; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligations of another Person pursuant to any agreement to purchase, repurchase  or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means Holdings, Borrower and each Subsidiary.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption prior to the final maturity of the Loans otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) “earnouts” and similar payment obligations in an aggregate amount exceeding $2,500,000, and (ix) all Debt of others Guaranteed by such Person, provided that all obligations of Borrower under the Enkidu Non-Compete Agreements shall not be considered Debt hereunder.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary which is organized or formed under the laws of a jurisdiction of the United States of America or any State or political subdivision thereof.

“DynaVox Canada” means DynaVox Canada Inc., a federal Canadian corporation formed under the Canada Business Corporations Act and a wholly owned Foreign Subsidiary of DynaVox International.

“DynaVox International” means DynaVox International Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Borrower.

“DynaVox Investors” means DynaVox Investors LLC, a Delaware limited liability company.

“DynaVox UK” means DynaVox Systems Limited, a company organized under the laws of England and Wales and a wholly owned Foreign Subsidiary of DynaVox International.

“EBITDA” means, for any period, the amount of EBITDA calculated as set forth in the Compliance Certificate covering such period.

“ECF Percentage Table” means the following table:

Ratio of Net Total Debt to EBITDA	Percentage
Greater than or equal to 4.50 to 1.00	75.0%
Less than 4.50 to 1.00, but greater than or equal to 3.00 to 1.00	50.0%
Less than 3.00 to 1.00	37.5%

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Enkidu Non-Compete Agreements” means, collectively, (i) that certain Non-Competition Agreement dated as of January 12, 2004 by and between Borrower and Gregory W. Lesher, (ii) that certain Non-Competition Agreement dated as of January 12, 2004 by and between Borrower and Bryan J. Moulton, (iii) that certain Non-Competition Agreement dated as of January 12, 2004 by and between Borrower and Robert Greenen, and (iv) that certain Non-Competition Agreement dated as of January 12, 2004 by and between Borrower and Jeffery Higginbotham.

“Enkidu Seller Note” means that certain Non-negotiable Subordinated Promissory Note dated as of May 13, 2004 made by Holdings payable to Enkidu Research, Inc., a New York corporation, in the original principal amount of $1,284,375.00, of which $1,095,304.38 is outstanding as of the Third Restatement Effective Date.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the protection of the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equity Documents” means the (i) the Management Agreement, dated as of May 13, 2004, between Holdings, Borrower, Vestar Capital Partners and Park Avenue Equity Management L.L.C., (ii) the Unit Subscription Agreement, dated as of May 13, 2004, among Holdings, Park Avenue Equity Partners, L.P., New York Life Capital Partners, L.P., New York Life Investment Management Mezzanine Partners, L.P., NYLIM Mezzanine Partners Parallel Fund, LP, Squam Lake Investors VI, L.P., Sunapee Securities, Inc., Vestar Capital Partners IV, L.P., and VCD Investors LLC., (iii) the Securityholders Agreement, dated as of May 13, 2004, among Holdings, Vestar Capital Partners IV, L.P., VCD Investors LLC, DynaVox Investors LLC, Park Avenue Equity Partners, L.P., and certain employees, (iv) the Assignment and Release Agreement, dated as of May 13, 2004, among Sunrise Medical Inc., Sunrise Medical Holdings, Inc., Borrower, Holdings, LMGH, Inc., a New York corporation formerly known as Enkidu Research, Inc., Gregory W. Lesher, Bryan J. Moulton, Robert Geenen and Jeffrey Higginbotham, the four individual shareholders of LMGH, (v) the Management Unit Subscription Agreement, dated as of May 13, 2004, as amended, between Holdings, and certain individuals, (vi) the Promissory Notes (Recourse & Nonrecourse) between Holdings and certain executives, (vii) the Third Restatement Equity Documents, and (viii) any and all documents and agreements pursuant to which any Credit Party is formed or capitalized or which is executed and delivered by such Person in connection with the transactions contemplated under the Operative Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be reasonably selected by Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by Agent in its reasonable discretion.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

“Eurodollar Rate Loan” means any Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Cash Flow” means, for any period, the amount of Excess Cash Flow as set forth in the Excess Cash Flow Certificate relating to such period.

“Excess Cash Flow Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Exempted Account” means a deposit account established and maintained with a bank by Borrower or any Domestic Subsidiary having a maximum daily cash balance not to exceed $10,000 at any given time.

“Existing Credit Agreement” is defined in the Recitals to this Agreement.

“Exiting Lender” and “Exiting Lenders” have the respective meanings provided in  the Recitals to this Agreement.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Loan Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in its reasonable discretion.

“Fee Letter” means the letter agreement, dated as of June 4, 2008, addressed to Borrower from Agent and accepted by Borrower, with respect to certain fees to be paid from time to time to Agent and its Related Persons, as the same may be amended, supplemented, restated, amended and restated, reaffirmed or otherwise modified from time to time.

“Financing Documents” means, collectively, this Agreement, any Notes, the Security Documents, the L/C Reimbursement Agreements, the Fee Letter and any other fee letter between GE BFS and Borrower relating to the transactions contemplated hereby, the Third Restatement Subordination Agreement and, when executed, each other material document contemplated herein or thereby and executed by a Loan Party and delivered to Agent, any Lender or any L/C Issuer, together with any modification of any term, or any waiver with respect to, any of the foregoing, as any or all of the same may be amended, supplemented, restated, amended and restated, reaffirmed or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of Borrower.

“Fiscal Year” means a fiscal year of Borrower consisting of fifty two (52) consecutive weeks and ending on the last Friday in June, provided that with respect to every fourth year, the fiscal year of Borrower shall have fifty three (53) weeks ending on the first Friday in July.

“Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Foreign Subsidiary” means each Subsidiary of Borrower or a Credit Party that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (i) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons that pose a danger or threat to the health or safety of people, property or the environment, and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Health Care Laws” has the meaning given such term in Section 3.12 hereof.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Holdings” has the meaning set forth in the Recitals to this Agreement and shall include, without limitation, any series or like designation created or established pursuant to the §18-215 of the Delaware Limited Liability Company Act.

“Holding Company” means any Person that (i) is an Affiliate of Vestar Capital Partners, L.P., (ii) is a direct or indirect holder of equity interests of Holdings and (iii) owns no substantial assets other than such equity interests.

“Indemnitees” has the meaning set forth in Section 11.4.

“Information Certificate” means that certain Information Certificate of even date herewith executed by Borrower and delivered to Agent.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, copyrights, technology, know-how and processes, and all applications therefor, necessary for or material to the business or operations of such Person.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3 or 6 (and, to the extent available to all relevant Lenders, 9 or 12) months thereafter, as selected by Borrower pursuant hereto; provided that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) Borrower may not select any Interest Period (i) in the case of Revolving Loans, ending after the Scheduled Revolving Loan Termination Date and (ii) in the case of the Term Loan, ending after the Term Loan Maturity Date, (d) Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000, (e) Borrower may not select any Interest Period in respect of Eurodollar Rate Loans of more than one month until the date that is the earlier to occur to (x) 30 days after the Third Restatement Effective Date, (y) completion of the “Primary Syndication” (as defined in the Fee Letter), and (e) there shall be outstanding at any one time no more than 10 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” means “inventory” (as defined in Article 9 of the UCC).

“Investment” means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit, advance, Guarantee or otherwise.

“Investors” means, Vestar Capital Partners IV, L.P. and Park Avenue Equity Partners, L.P., and any other holders of equity interests in Holdings on the Third Restatement Effective Date (including the respective Affiliates of such Persons who now or hereafter acquire equity interests as aforesaid), collectively, and “Investor” shall mean any such Person, individually.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“Joining Lender” has the respective meanings provided in the Recitals to this Agreement.

“Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“L/C Cash Collateral Account” means any Cash Collateral Account (a) specifically designated as such by Borrower in a notice to Agent and (b) from and after the effectiveness of such notice, not containing any funds other than those required under the Financing Documents to be placed therein.

“L/C Issuer” means (a) GE BFS or any of its Affiliates and (b) each Person that hereafter becomes an L/C Issuer with the approval of, and pursuant to an agreement with and in form and substance satisfactory to, Agent and Borrower, in each case in their capacity as L/C Issuers hereunder and together with their successors.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning set forth in Section 2.4(a).

“L/C Reimbursement Date” has the meaning set forth in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning set forth in Section 2.4(b).

“L/C Sublimit” means $5,000,000.

“Lender” means, collectively, the Swingline Lender and any other financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.  Solely for the purpose of obtaining the grant of the Liens granted to Agent and guarantees made in favor of Agent, in each case, for the benefit of the Lenders under the Security Documents, a Person to whom any Obligations in respect of an Interest Rate Contract are owed shall be deemed to be a Lender.  For the avoidance of doubt, any Person to whom any Obligations in respect of an Interest Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights or remedies as a “Lender” under this Agreement or any other Financing Document.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Party” means Holdings, Borrower and each Domestic Subsidiary of Borrower.

“Loans” means the Term Loan and the Revolving Loans, or any combination of the foregoing, as the context may require.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events under any Property Insurance Policy or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $250,000.

“Management Agreement” means that certain Management Agreement dated as of May 13, 2004 between Holdings, Borrower, Vestar Capital Partners and Park Avenue Equity Management, L.L.C.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Loan Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material Collateral.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by a Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction and any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), less (i) any out-of-pocket expenses reasonably incurred or payable by such Person in connection therewith,  (ii) any taxes incurred or payable as a result thereof, and (iii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or payable by such Person in respect of such Asset Disposition.

“Net Senior Debt” has the meaning provided in the Compliance Certificate.

“Net Total Debt” has the meaning provided in the Compliance Certificate.

“Non-Funding Lender” has the meaning set forth in Section 2.2(c).

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Notes” means the Term Notes and the Revolving Loan Notes, or any combination of the foregoing, as the context may require.

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Notice of Conversion or Continuation” has the meaning set forth in Section 2.10.

“Obligations” means, with respect to any Credit Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Credit Party to Agent, any Lender, any L/C Issuer, any other Indemnitee, any participant, any SPV or any Secured Hedging Counterparty arising out of or under any Financing Document or Secured Hedging Agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Credit Party is Borrower, all Loans and L/C Obligations, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Credit Party under any Financing Document (including those payable to L/C Issuers as described in Section 2.11) or any Secured Hedging Agreement.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operative Documents” means the Financing Documents, the Equity Documents, the Third Restatement Stock Redemption Documents and Third Restatement Subordinated Note Documents.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Original Credit Agreement” has the meaning provided in the Recitals to this Agreement.

“Original Credit Agreement Effective Date” means May 13, 2004, the date on which the Original Credit Agreement was executed and delivered by the parties thereto.

“Other Taxes” has the meaning set forth in Section 2.17(c).

“Outstanding Existing Loan Balance” has the meaning set forth in Section 2.1(a).

“Outstanding Revolving Loan B Balance” has the meaning set forth in Section 2.1(a).

“Outstanding Term Loan A Balance” has the meaning set forth in Section 2.1(a).

“Outstanding Term Loan B Balance” has the meaning set forth in Section 2.1(a).

“Outstanding Term Loan C Balance” has the meaning set forth in Section 2.1(a).

“Payment Account” means the account specified in Section 2.13 into which all payments by or on behalf of Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) no Default or Event of Default then exists, (b) Agent has received pro forma financial statements prepared in good faith based on reasonable assumptions after giving effect to such Proposed Acquisition and Agent is reasonably satisfied that Borrower is in compliance with the financial covenants set forth in Article VI on a pro forma basis as of the last day of the last Fiscal Quarter for which financial statements have been delivered hereunder, (c) at or prior to the closing of such Proposed Acquisition, Agent will be granted a first priority Lien (subject to Permitted Liens) in the assets acquired pursuant thereto that, under the Security Documents, are required to be subject to the Liens created under any of the Security Documents and Holdings, its Subsidiaries and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith, (d) Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least two (2) weeks prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by Agent) and on or prior to the date of such Proposed Acquisition, Agent shall have received copies of the acquisition agreement and related contractual obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches, in each case, to the extent prepared or obtained in connection with such Proposed Acquisition) and information reasonably requested by Agent, (e) after giving effect to such Proposed Acquisition, the sum of (i) the amount by which the then effective Revolving Loan Commitments exceeds the aggregate Revolving Loan Outstandings plus (ii) the aggregate amount of cash and Cash Equivalents of Borrower and its Subsidiaries shall not be less than $5,000,000 and (f) such Proposed Acquisition shall be consensual, shall have been approved by the Proposed Acquisition Target’s board of directors (or comparable governing body) and shall be consummated substantially in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable Laws except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Asset Disposition or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of Borrower or any of its Subsidiaries or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Property Insurance Policy” means any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition of all or substantially all of the assets or equity interests of any Proposed Acquisition Target by Borrower or any Subsidiary of Borrower (or by Holdings to the extent such assets and Stock are transferred to Borrower or any Subsidiary of Borrower substantially contemporaneously with such acquisition) or (b) any proposed merger of any Proposed Acquisition Target with or into Borrower or any Subsidiary of Borrower (and, in the case of a merger with Borrower, with Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any brand, line of business, assets, division, branch, operating division or other unit operation of any Person.

“Pro Rata Outstandings”, of any Lender at any time, means (a) in the case of the Term Loan Facility, the outstanding principal amount of the Term Loan owing to such Lender and (b) in the case of the Revolving Loan Facility, the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in Swing Loans and in the L/C Obligations outstanding with respect to all Letters of Credit.

“Pro Rata Share” means, with respect to any Lender and any Facility or Facilities at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under such Facilities by (b) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under such Facilities; provided that, if there are no Commitments and no Pro Rata Outstandings in any of such Facilities, such Lender’s Pro Rata Share in such Facilities shall be determined based on the Pro Rata Share in such Facilities most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Register” has the meaning set forth in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Credit Party to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a contractual obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Asset Disposition or Property Loss Event, the earlier of (a) the 270th day after the completion of the portion of such Asset Disposition or Property Loss Event corresponding to such Net Cash Proceeds and (b) the date that is 5 Business Days after the date on which Borrower shall have notified Agent of Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is Agent, each other Person or individual designated, nominated or otherwise mandated by or helping Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Financing Document.

“Related Transactions” means, collectively, the issuance of the Third Restatement Subordinated Notes, the consummation of the Third Restatement Equity Investment, the consummation of the Third Restatement Stock Redemption, the execution and delivery of all Operative Documents and the payment of all related fees, costs and expenses.

“Required Lenders” means, at any time, two or more Lenders having at such time in excess of 50% of the sum of the aggregate Revolving Loan Commitments (or, if such Commitments are terminated, the sum of the Pro Rata Outstandings in the Revolving Loan Facility) and Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Required Revolving Loan Lenders” means, at any time, two or more Lenders having at such time in excess of 50% of the aggregate Revolving Loan Commitments (or, if such Commitments are terminated, the sum of the Pro Rata Outstandings in the Revolving Loan Facility) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Required Term Loan Lenders” means, at any time, two or more Lenders having at such time in excess of 50% of the aggregate Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Responsible Officer” means any of the Chief Executive Officer or Chief Financial Officer of Borrower.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Revolving Loan” has the meaning set forth in Section 2.1(b).

“Revolving Loan Commitment” means, with respect to each Revolving Loan Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Loan Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Annex A under the caption “Revolving Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Revolving Loan Commitments on the Third Restatement Effective Date equals $10,000,000.

“Revolving Loan Facility” means the Revolving Loan Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Loan Lender” means each Lender that has a Revolving Loan Commitment, holds a Revolving Loan or participates in any Swing Loan or Letter of Credit.

“Revolving Loan Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, (a) the aggregate principal amount of the Revolving Loans and Swing Loans and (b) the L/C Obligations for all Letters of Credit.

“Revolving Loan Termination Date” shall mean the earliest of (a) the Scheduled Revolving Loan Termination Date, (b) the date of termination of the Revolving Loan Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Scheduled Maturity Date” means the later of the Scheduled Revolving Loan Termination Date and the Term Loan Maturity Date.

“Scheduled Revolving Loan Termination Date” means the 5th anniversary of the Third Restatement Effective Date.

“Secured Hedging Agreement” means any Hedging Agreement that (a) has been entered into with a Secured Hedging Counterparty, (b) in the case of a Hedging Agreement not entered into with or provided or arranged by Agent or an Affiliate of Agent, is expressly identified as being a “Secured Hedging Agreement” hereunder in a joint notice from such Credit Party and such Person delivered to Agent reasonably promptly after the execution of such Hedging Agreement and (c) meets the requirements of Section 5.1(i).

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedging Agreement with a Credit Party if such Hedging Agreement was provided or arranged by Agent or an Affiliate of Agent, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Hedging Agreement with a Credit Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedging Agreement).

“Secured Parties” means the Lenders, the L/C Issuers, Agent, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any Obligation of any Credit Party.

“Security Documents” means any agreement, document or instrument executed on or prior to the Third Restatement Effective Date, or at any time thereafter, pursuant to which one or more Credit Parties or any other Person either (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Secured Parties, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.  Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary of Borrower.

“Substitute Lender” has the meaning set forth in Section 2.18(a).

“Swingline Commitment” means $2,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE BFS or, upon the resignation of GE BFS as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and Borrower, to act as the Swingline Lender hereunder.

“Swingline Request” has the meaning set forth in Section 2.3(b).

“Swing Loan” has the meaning set forth in Section 2.3(a).

“Taxes” has the meaning set forth in Section 2.17(a).

“Term Loan” has the meaning set forth in Section 2.1(c).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender on the Third Restatement Effective Date, after giving effect to the respective prepayments, assignments and assumptions contemplated by Section 2.1(a), to convert the aggregate then outstanding principal balance of its Pro Rata Share of the Outstanding Existing Loan Balance into a portion of the Term Loan deemed made hereunder, without novation, such that, on the Third Restatement Effective Date, after giving effect to such conversion, the outstanding principal balance of such Term Loan Lender’s Pro Rata Share of the Term Loan shall be equal to the amount set forth opposite such Lender’s name on Annex A under the caption “Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  On the Third Restatement Effective Date, after giving effect to the respective assignments and assumptions contemplated by Section 2.1(a), the aggregate amount of the Term Loan Commitments shall equal $52,000,000.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loan.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a portion of the Term Loan.

“Term Loan Maturity Date” means the 6th anniversary of the Third Restatement Effective Date.

“Third Restatement Effective Date” means June 23, 2008.

“Third Restatement Effective Date Distribution” means a distribution by Borrower to Holdings on the Third Restatement Effective Date in an amount not exceeding $34,200,000, the proceeds of which will be used substantially contemporaneously by Holdings to consummate the Third Restatement Stock Redemption.

“Third Restatement Equity Investment” means a contribution to the equity of Holdings of an aggregate amount not less than $1,000,000 made in immediately available Dollars on the Third Restatement Effective Date by the Third Restatement Equity Investors pursuant to the Third Restatement Equity Documents, which amount will be contributed by Holdings substantially contemporaneously with Holdings’ receipt thereof to the equity of Borrower.

“Third Restatement Equity Documents” means, collectively, the Amended and Restated Limited Liability Company Agreement of Holdings, among the Holdings members, including BKC DVSH Blocker, Inc., dated as of January 22, 2008 (and the Waiver thereunder dated on or about the Third Restatement Effective Date); the Unit Purchase Agreement, between Holdings and BKC DVSH Blocker, Inc., dated as of the Third Restatement Effective Date; the Securityholders Agreement, among Holdings and the other parties thereto, including BKC DVSH Blocker, Inc., dated as of May 13, 2004 (and the Waiver thereunder dated as of the Third Restatement Effective Date); the Side Letter, among Holdings, Vestar Capital Partners IV, L.P., and BlackRock Kelso Capital Corporation, dated as of the Third Restatement Effective Date, and all other material agreements, documents and instruments related to any of the foregoing, in each case as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, to the extent permitted hereunder.

“Third Restatement Equity Investors” means BlackRock Kelso Capital Corporation or an Affiliate thereof.

“Third Restatement Stock Redemption” means (i) the Third Restatement Effective Date Distribution, and (ii) the use by Holdings of the proceeds thereof to redeem all of the issued and outstanding Class A Common Units of Holdings held of record by DynaVox Investors on the Third Restatement Effective Date pursuant to the Third Restatement Stock Redemption Documents.

“Third Restatement Stock Redemption Documents” means, collectively, the Purchase Agreement dated as of the Third Restatement Effective Date between Holdings and DynaVox Investors LLC, and all other material agreements, documents and instruments related to any of the foregoing, in each case as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, to the extent permitted hereunder.

“Third Restatement Subordinated Debt” means the Debt evidenced by the Third Restatement Subordinated Notes.

“Third Restatement Subordinated Lenders” means BlackRock Kelso Capital Corporation and the other Persons from time to time parties to the Third Restatement Subordinated Note Purchase Agreement as “Purchasers”.

“Third Restatement Subordinated Note Documents” means, collectively, the Third Restatement Subordinated Notes, the Third Restatement Subordinated Note Purchase Agreement and all other material agreements, documents and instruments related to any of the foregoing, in each case as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, to the extent permitted pursuant to the Third Restatement Subordination Agreement.

“Third Restatement Subordinated Note Purchase Agreement” means the Senior Subordinated Note Purchase Agreement, dated as of the Third Restatement Effective Date, among Borrower and the Third Restatement Subordinated Lenders, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, to the extent permitted pursuant to the Third Restatement Subordination Agreement.

“Third Restatement Subordinated Notes” means those certain Senior Subordinated Notes in the aggregate original principal amount of $31,000,000, in each case dated as of the Third Restatement Effective Date, issued by Borrower in Dollars on the Third Restatement Effective Date to the Third Restatement Subordinated Lenders pursuant to the Third Restatement Note Purchase Agreement.

“Third Restatement Subordination Agreement” means the Subordination Agreement dated as of the Third Restatement Effective Date, among Agent, Borrower, Holdings and the Third Restatement Subordinated Lenders, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms and provisions thereof.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning set forth in Section 2.11(a).

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a Domestic Person.

Section 1.2             Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent (except for changes concurred with by Borrower’s independent public accountants) with the most recent audited consolidated financial statements of Holdings and its Subsidiaries delivered to Agent and each of the Lenders; provided that if (a) Borrower shall object to determining compliance with the provisions of this Agreement on such basis by written notice delivered to Agent and the Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) Agent or the Required Lenders shall so object in writing by written notice delivered to Borrower within sixty (60) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Borrower to the Lenders as to which no such objection shall have been made until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Required Lenders so as to reflect equitably such accounting changes with the desired result that the criteria for evaluating Borrower’s financial condition shall have the same substantial function and effect after such accounting changes as if such accounting changes had not been made.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3             Other Definitional Provisions.  References in this Agreement to “Articles”, “Sections”, “Annexes” or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

ARTICLE II

The Facilities

Section 2.1             The Commitments.

(a)           Outstanding Existing Loan Balance; Assignment and Assumption of Outstanding Existing Loan Balance. Borrower hereby acknowledges and agrees that, as of the date hereof, immediately prior to the effectiveness of this Agreement, (i) the outstanding principal amount of the “Term Loan A” (as defined in the Existing Credit Agreement) is $17,563,729.75 (the “Outstanding Term Loan A Balance”), (ii) the outstanding principal amount of the “Term Loan B” (as defined in the Existing Credit Agreement) is $27,443,604.27 (the “Outstanding Term Loan B Balance”), (iii) the outstanding principal amount of the “Term Loan C” (as defined in the Existing Credit Agreement) is $7,500,000 (the “Outstanding Term Loan C Balance”), and (iv) the aggregate outstanding principal amount of the “Revolving Loans” (as defined in the Existing Credit Agreement) is $0 (the “Outstanding Revolving Loan Balance”; the sum of the Outstanding Term Loan A Balance, the Outstanding Term Loan B Balance, the Outstanding Term Loan C Balance and the Outstanding Revolving Loan Balance is herein referred to as the “Outstanding Existing Loan Balance”). Borrower hereby represents, warrants, covenants, confirms and reaffirms that it, as of the Third Restatement Effective Date, has no defense, set off, claim or counterclaim against Agent or any Lender with respect to its obligations in respect of such Term Loan A, Term Loan B, Term Loan C and Revolving Loans, or all or any portion of the Outstanding Existing Loan Balance.  Effective as of the Third Restatement Effective Date, immediately prior to the funding of the initial Loans under this Agreement, each Lender and each Exiting Lender hereby agrees that its Pro Rata Share of the respective Facilities shall be as set forth on Annex A.  To the extent necessary to give effect to the provisions of the preceding sentence, effective as of the Third Restatement Effective Date, immediately prior to the funding of the initial Loans under this Agreement, (i) each Lender hereby sells and assigns to each other Lender (including the Joining Lender), and (ii) each

Exiting Lender hereby sells and assigns to each Lender (including the Joining Lender), in each case without recourse, representation or warranty of any kind (except that each transferor Lender and Exiting Lender hereby represents and warrants to each other Lender or Lender, as the case may be, that such Person is the legal and beneficial owner of and has good and marketable title to, and is hereby assigning, selling, transferring, delivering and conveying to such other Lender legal and beneficial ownership of and good and marketable title to, the interest so assigned by such Person, free and clear of any Liens of any kind thereon), and each Lender hereby purchases and assumes from such other Lender or Exiting Lender, as the case may be, a percentage interest in the respective Commitments and Loans under and as defined in the Existing Credit Agreement in amounts sufficient to give effect to the Pro Rata Shares set forth herein.  To the extent the Outstanding Existing Loan Balance exceeds the Term Loan Commitments, such excess shall be deemed to have been voluntarily prepaid, according to the pro rata share of the Outstanding Existing Loan Balance of the lenders under the Existing Credit Agreement, by Borrower with the proceeds of Revolving Loans in an aggregate principal amount equal to such excess.  The Lenders hereby agree to effect such inter-Lender transfers to give effect to the respective Pro Rata Shares set forth on Annex A  (it being understood and agreed that each Exiting Lender is hereby assigning all of its interests with respect to its respective Commitments and Loans under and as defined in the Existing Credit Agreement and, upon effectiveness of such assignment in accordance with the terms hereof, such Exiting Lender shall have no further obligations, and shall no longer be deemed to be a “Lender” under this Agreement or any of the other Loan Documents.  Interest accrued on the Loans transferred as contemplated by this Section 2.1(a), and fees accrued in respect of the Commitments transferred as contemplated by this Section 2.1(a), shall accrue in each case to the transferor Lender or Exiting Lender, as the case may be, through the date such transfer is actually made by payment by or for the account of the transferee Lender or Exiting Lender, as the case  may be, for such Loans transferred and such interest and fees shall accrue to the transferee Lender thereafter.  Each Lender who is a lender under the Existing Credit Agreement and each Exiting Lender hereby agree that no amount shall be due and owing under Section 2.3(e)(iv) of the Existing Credit Agreement as a result of the prepayments, assignments and assumptions set forth in this Section 2.1(a).

(b)           Revolving Loan Commitments.  On the terms and subject to the conditions contained in this Agreement, each Revolving Loan Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving Loan”) to Borrower from time to time on any Business Day during the period from the Third Restatement Effective Date until the Revolving Loan Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Loan Commitment; provided, that at no time shall any Revolving Loan Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the amount by which the then effective Revolving Loan Commitments exceeds the aggregate Revolving Loan Outstandings at such time.  Within the limits set forth in the first sentence of this clause (a), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(c)           Term Loan Commitments.  On the Third Restatement Effective Date, after giving effect to the respective assignments and assumptions contemplated by Section 2.1(a), each Term Loan Lender agrees, severally and not jointly, to convert the aggregate then outstanding principal balance of its Pro Rata Share of the Outstanding Existing Loan Balance into a portion of the Term Loan deemed made hereunder, without novation (the Outstanding Existing Loan Balance so converted being herein referred to as the “Term Loan”), such that, on the Third Restatement Effective Date, after giving effect to the conversion contemplated by the foregoing and the deemed voluntary prepayments contemplated by Section 2.1(a), outstanding principal balance of the Term Loan shall be equal to $52,000,000, provided that, each Term Loan Lender shall only be required to fund a portion of the Term Loan such that, after giving effect thereto, such Tem Loan Lender’s Pro Rata Share of the outstanding principal balance of the Term Loan is equal to such Term Loan Lender’s Term Loan Commitment. No Term Loan Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Term Loan Lender, but not so funded.  Amounts of the Term Loan repaid may not be reborrowed.

Section 2.2             Borrowing Procedures.  (a)  Notice From Borrower.  Each Borrowing shall be made on notice given by Borrower to Agent not later than 11:00 a.m. New York Time on (i) the same Business Day as the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans.  Notwithstanding the foregoing, Borrowings made on the Third Restatement Effective Date may be made on notice given by Borrower to Agent on the Third Restatement Effective Date.  Each such notice may be made in a writing substantially in the form of Exhibit D (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing.  Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.  Each Borrowing (other than Borrowings made on the Third Restatement Effective Date) shall be in an aggregate amount that is an integral multiple of $100,000.

(b)           Notice to Each Lender.  Agent shall give to each Lender prompt notice of Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 11:00 a.m. New York Time on the date of the proposed Borrowing, make available to Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing.  Upon fulfillment or due waiver (i) on the Third Restatement Effective Date, of the applicable conditions set forth in Section 7.1 and (ii) on the Third Restatement Effective Date and any time thereafter, of the applicable conditions set forth in Section 7.2, Agent shall make such funds available to Borrower.

(c)           Non-Funding Lenders.  Unless Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan or any participation in any Swing Loan or Letter of Credit that such Lender will not make such payment (or any portion thereof) available to Agent, Agent may assume that such Lender has made such payment available to Agent on the date such payment is required to be made in accordance with this Article II and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  Any Lender that shall not have made available to Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount to Agent on demand together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Loan, at the interest rate applicable at the time to such Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans under the Revolving Loan Facility.  Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation.  If such Non-Funding Lender’s share of such Borrowing is not made available to Agent by such Non-Funding Lender within three (3) Business Days after the date of the applicable Borrowing, Borrower agrees to repay to Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable to the Obligation that would have been created when Agent made available such amount to Borrower had such Lender made a corresponding payment available; provided that such payment shall not relieve such Lender of any obligation it may have to Borrower, the Swingline Lender or any L/C Issuer.  The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Financing Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Financing Document.

Section 2.3             Swing Loans.  (a)  Availability.  On the terms and subject to the conditions contained in this Agreement, the Swingline Lender may, in its sole discretion, make loans in Dollars (each a “Swing Loan”) available to Borrower under the Revolving Loan Facility from time to time on any Business Day during the period from the Third Restatement Effective Date until the Revolving Loan Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate Revolving Loan Outstandings would exceed the Revolving Loan Commitments and (y) in the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Loan Lenders that one or more of the conditions precedent contained in Section 7.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 7.2 have been satisfied or waived.  Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earlier of (i) the funding date of any Borrowing of Revolving Loans and (ii) the Revolving Loan Termination Date.  Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)           Borrowing Procedures.  In order to request a Swing Loan, Borrower shall give to Agent a notice to be received not later than 1:00 p.m. New York Time on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit E duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request.  In addition, if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Swing Line Lender may, notwithstanding anything else to the contrary in Section 2.2, make a Swing Loan available to Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan.  Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to Borrower by making the proceeds thereof available to

Agent and, in turn, Agent shall make such proceeds available to Borrower on the date set forth in the relevant Swingline Request.

(c)           Refinancing Swing Loans.  The Swingline Lender may at any time forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Loan Lender) that each Revolving Loan Lender pay to Agent, for the account of the Swingline Lender, such Revolving Loan Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans.  Each Revolving Loan Lender shall pay such Pro Rata Share to Agent for the account of the Swingline Lender.  Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f) or (g)), such Revolving Loan Lender shall be deemed to have made a Revolving Loan to Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, Borrower shall be deemed to have used in whole to refinance such Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f) or (g), each Revolving Loan Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan.  If any payment made by any Revolving Loan Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Swingline Lender of any payment from any Revolving Loan Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Loan Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(d)           Obligation to Fund Absolute.  Each Revolving Loan Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Loan Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 7.2 to be satisfied or the failure of Borrower to deliver any notice set forth in Section 2.2(a) (each of which requirements the Revolving Loan Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

Section 2.4             Letters of Credit.  (a)  Commitment and Conditions.  On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of Borrower (or, as long as Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Loan Party), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Third Restatement Effective Date through the earlier of the Revolving Loan Termination Date and 30 days prior to the Scheduled Revolving Loan Termination Date; provided that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(i)            (A) the aggregate Revolving Loan Outstandings would exceed the aggregate Revolving Loan Commitments or (B) the L/C Obligations for all Letters of Credit would exceed the L/C Sublimit;

(ii)           the expiration date of such Letter of Credit (A) is not a Business Day, (B) is more than one year after the date of issuance thereof or (C) is later than 30 days prior to the Scheduled Revolving Loan Termination Date; provided that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (C) above; or

(iii)          (A) any fee due to such L/C Issuer in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by Borrower (and, if such Letter of Credit is issued for the account of any other Loan Party, such Loan Party), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 7.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Loan Lenders that any condition precedent contained in Section 7.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

(b)           Notice of Issuance.  Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 11:00 a.m. New York Time on the second Business Day prior to the date of such requested Issuance.  Such notice may be made in a writing substantially the form of Exhibit F duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(c)           Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Agent (which, after receipt, Agent shall provide to each Revolving Loan Lender), in form and substance satisfactory to Agent, each of the following on the following dates:  (i) on or prior to (A) any Issuance of any Letter of Credit by such L/C Issuer, (B) any drawing under any such Letter of Credit or (C) any payment (or failure to pay when due) by Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, (ii) upon the request of Agent (or any Revolving Loan Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the L/C Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)           Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each Revolving Loan Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to such Lender’s Pro Rata Share of such L/C Obligations.

(e)           Reimbursement Obligations of Borrower.  Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (i) below.  In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by Borrower as provided in this clause (e) (or any such payment by Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall forward a copy to each Revolving Loan Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by Borrower with interest thereon computed (i) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(f)            Reimbursement Obligations of the Revolving Loan Lenders.  Upon receipt of the notice described in clause (e) above from Agent, each Revolving Loan Lender shall pay to Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation.  By making such payment (other than during the continuation of an Event of Default under Section 8.1(f) or (g)), such Lender shall be deemed to have made a Revolving Loan to Borrower, which, upon receipt thereof by such L/C Issuer, Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations.  Such participation shall not otherwise be required to be funded.  Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received after such payment by such L/C Issuer with respect to such portion.

(g)           Obligations Absolute.  The obligations of Borrower and the Revolving Loan Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable (other than as a result of the gross negligence, bad faith, or willful misconduct of the L/C Issuer as determined by a court of competent jurisdiction) and performed strictly in accordance with the terms of this Agreement irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Financing Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Financing Document or any other contractual obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Revolving Loan Lender, (A) the failure of any condition precedent set forth in Section 7.2 to be satisfied (each of which conditions precedent the Revolving Loan Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Credit Party and (iv) to the extent  permitted under applicable Law, any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of any obligation of Borrower or any Revolving Loan Lender hereunder.

Section 2.5            Reduction and Termination of the Commitments.  (a) Optional.  Borrower may, upon notice to Agent, terminate in whole or reduce in part ratably any unused portion of the Revolving Loan Commitments; provided that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)           Mandatory.  All outstanding Commitments shall terminate (i) in the case of the Term Loan Facility, at 3:00 p.m. New York Time on the Third Restatement Effective Date (after giving effect to the respective assignments and assumptions contemplated by Section 2.1(a) and to any Borrowing occurring, in each case on such date) and (ii) in the case of the Revolving Loan Facility, on the Scheduled Revolving Loan Termination Date.

(c)           Reductions for Mandatory Prepayments.  The then current Revolving Loan Commitments shall be reduced ratably on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to clause (b) (Equity and Debt Issuances), (c) (Asset Sales and Property Loss Events), (d) (Indenture Prepayments) of Section 2.8 or would be required to be made had the aggregate outstanding principal amount of the Revolving Loans and Swing Loans been equal to the Revolving Loan Commitments then in effect, in each case in the amount of such prepayments.

Section 2.6            Repayment of Loans.  (a)  Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Revolving Loan Termination Date.

(b)           Borrower promises to repay the Term Loan on the Term Loan Maturity Date and at the dates and in the amounts set forth below, as such amounts may be reduced in accordance with Sections 2.7 and 2.8:

DATE	AMOUNT
September 30, 2008	$325,000

DATE	AMOUNT
December 31, 2008	$325,000
March 31, 2009	$325,000
June 30, 2009	$325,000
September 30, 2009	$650,000
December 31, 2009	$650,000
March 31, 2010	$650,000
June 30, 2010	$650,000
September 30, 2010	$975,000
December 31, 2010	$975,000
March 31, 2011	$975,000
June 30, 2011	$975,000
September 30, 2011	$1,300,000
December 31, 2011	$1,300,000
March 31, 2012	$1,300,000
June 30, 2012	$1,300,000
September 30, 2012	$1,625,000
December 31, 2012	$1,625,000
March 31, 2013	$1,625,000
June 30, 2013	$1,625,000
September 30, 2013	$8,125,000
December 31, 2013	$8,125,000
March 31, 2014	$8,125,000
Term Loan Maturity Date	$8,125,000

Section 2.7            Optional Prepayments.  Borrower may prepay the outstanding principal amount of any Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided  that each partial prepayment that is not of the entire outstanding amount under any Facility shall be in an equal to $100,000 or a higher integral multiple of $25,000.

Section 2.8            Mandatory Prepayments.  (a)  Excess Cash Flow.  Borrower shall pay or cause to be paid to Agent, within 5 Business Days after the last date financial statements can be delivered pursuant to Section 4.1(b) for any Fiscal Year ending after the Third Restatement Effective Date, commencing with the Fiscal Year ending on or about July 3, 2009, an amount equal to the applicable percentage set forth in the ECF Percentage Table corresponding to the ratio of (x) Net Total Debt on the last day of such Fiscal Year to (y) EBITDA for the twelve (12) month period ending on such date, of the Excess Cash Flow for such Fiscal Year.

(b)           Equity and Debt Issuances.  Upon receipt on or after the Third Restatement Effective Date by any Credit Party of Net Cash Proceeds arising from (i) the issuance or sale or other disposition by Holdings of its own equity securities (other than (1) proceeds of the issuance of equity securities by Holdings which are contributed to Borrower (excluding proceeds from an initial public offering), (2) proceeds from the issuance of equity securities to, or upon the exercise of options or warrants by, members of the management or employees of any Credit Party, (3) proceeds of the issuance of equity securities to Borrower or any Subsidiary, (4) proceeds of the issuance of equity securities to any investor that such investor invests directly or indirectly in Holdings prior to an initial public offering and (5) proceeds of the issuance of equity securities used within ten (10) Business Days of such issuance to finance the consummation of a Permitted Acquisition), Borrower shall promptly pay or cause to be paid to Agent an amount equal to 50% of such Net Cash Proceeds or (ii) the incurrence by any Credit Party of Debt of the type specified in clause (i) or (ii) of the definition thereof (other than proceeds of Debt securities expressly permitted pursuant to Section 5.1), Borrower shall promptly pay or cause to be paid to Agent an amount equal to 100% of such Net Cash Proceeds.

(c)           Asset Sales and Property Loss Events.  Within three Business Days following receipt on or after the Third Restatement Effective Date by any Credit Party of Net Cash Proceeds arising from (i) any Asset Disposition by any Credit Party (other than Asset Dispositions of its own equity securities and Assets Dispositions permitted hereunder), to the extent resulting, in the aggregate with all other Asset Dispositions by any by any Credit Party, in the receipt by any of them of Net Cash Proceeds in excess of $1,000,000 in any Fiscal Year, or (ii) any Property Loss Event with respect to any property of any Credit Party to the extent resulting, in the aggregate with all other such Property Loss Events, in the receipt by any of them of Net Cash Proceeds in excess of $250,000, Borrower shall pay or cause to be paid to Agent an amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000 or $250,000, as applicable; provided that, upon any such receipt, any Credit Party may make Permitted Reinvestments with such Net Cash Proceeds and Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, Borrower shall pay or cause to be paid to Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds; provided, further that, notwithstanding the foregoing, the aggregate amount which may be reinvested by Borrower and its Subsidiaries in respect of Net Cash Proceeds of Property Loss Events may not exceed $1,000,000 in any Fiscal Year.

(d)           Excess Outstandings.  On any date on which the aggregate principal amount of Revolving Loan Outstandings exceeds the aggregate Revolving Loan Commitments, Borrower shall pay to Agent an amount equal to such excess.

(e)           Application of Payments.  Any payments made to Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

Section 2.9            Interest.  (a)  Rate.  All Loans and the outstanding amount of all other Obligations (other than pursuant to Secured Hedging Agreements) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:  (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time.

(b)           Payments.  Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) if such Loan is the Term Loan, upon the payment or prepayment of the principal amount on which such interest has accrued and (C)(1) if such Loan is a Base Rate Loan (including a Swing Loan), on the last day of each calendar quarter commencing on the first such day following the making of such Loan, (2) if such Loan is a Eurodollar Rate Loan, on the last day of each Interest Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Financing Document, effective immediately upon the delivery of a notice by Agent or the Required Lenders to Borrower during the continuance of any Event of Default and for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation but excluding Obligations under Secured Hedging Agreements) shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

Section 2.10          Conversion and Continuation Options.  (a)  Option.  Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans (other than Swing Loans), to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $100,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)           Procedure.  Each such election shall be made by giving Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit G (a “Notice of Conversion or

Continuation”) duly completed.  Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  If Agent does not receive a timely Notice of Conversion or Continuation from Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan.  Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Pro Rata Share.

Section 2.11          Fees.  (a)  Unused Commitment Fee.  Borrower agrees to pay to each Revolving Loan Lender a commitment fee on the actual daily amount by which the Revolving Loan Commitment of such Lender exceeds its Pro Rata Share of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the L/C Obligations for all Letters of Credit (the “Unused Commitment Fee”) from the date hereof through the Revolving Loan Termination Date at a rate per annum equal to the Applicable Margin with respect to the Unused Commitment Fee, payable in arrears (x) on the last day of each calendar quarter and (y) on the Revolving Loan Termination Date.

(b)           Letter of Credit Fees.  Borrower agrees to pay, with respect to all Letters of Credit issued by any L/C Issuer, (i) to such L/C Issuer, certain fees, documentary and processing charges as separately agreed between Borrower and such L/C Issuer or otherwise in accordance with such L/C Issuer’s standard schedule in effect at the time of determination thereof and (ii) to Agent, for the benefit of the Revolving Loan Lenders according to their Pro Rata Shares, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the maximum undrawn face amount of such Letters of Credit, payable in arrears (A) on the last day of each calendar quarter, ending after the issuance of such Letter of Credit and (B) on the Revolving Loan Termination Date; provided that, without duplication of Section 2.9(c), the fee payable under this clause (ii) shall be increased by 2% per annum and shall be payable, in addition to be payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon the delivery of a notice by Agent or the Required Lenders to Borrower during the continuance of any Event of Default and for as long as such Event of Default shall be continuing.

(c)           Additional Fees.  Borrower shall pay to Agent and its Related Persons the additional fees described in the Fee Letter.

Section 2.12          Application of Payments.  (a)  Application of Voluntary Prepayments.  Unless otherwise provided in this Section 2.12 or elsewhere in any Financing Document, all payments and any other amounts received by Agent from or for the benefit of Borrower shall be applied to repay the Obligations Borrower designates.

(b)           Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by Borrower to Agent pursuant to Section 2.8 shall be applied first, to repay the outstanding principal balance of the Term Loan, second, to repay the outstanding principal balance of the Revolving Loans and the Swing Loans, third, in the case of any payment required pursuant to Section 2.8(d), to provide cash collateral to the extent and in the manner in Section 8.4 and, then, any excess shall be retained by Borrower.

(c)           Application of Payments During an Event of Default. Borrower hereby irrevocably waives, and agrees to cause each Credit Party to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 8.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers, (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations, (iv) fourth, to repay the outstanding principal amounts of the Loans and L/C Reimbursement Obligations, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 8.4 and to pay amounts owing with respect to Secured Hedging Agreements and (v) fifth, to the ratable payment of all other Obligations.

(d)           Application of Payments Generally.  All payments that would otherwise be allocated to the Revolving Loan Lenders pursuant to this Section 2.12 shall instead be allocated first, to repay interest on Swing Loans, on any portion of the Revolving Loans that Agent may have advanced on behalf of any Lender and on any L/C Reimbursement Obligation, in each case for which Agent or, as the case may be, the L/C Issuer has not then been reimbursed by such Lender or Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the Revolving Loans.  All repayments of any Revolving Loans or the Term Loan shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  All mandatory repayments of the Term Loan shall be applied to reduce the remaining installments of the outstanding principal amount of the Term Loan (x) in the direct order of maturity, in the case of such installments of principal due and payable within the period of 24 months immediately following the date of such repayment, and (y) ratably, in the case of all other such installments of principal. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13          Payments and Computations.  (a)  Procedure.  Borrower shall make each payment under any Financing Document not later than 1:00 p.m. New York Time on the day when due to Agent by wire transfer to the following account (or at such other account or by such other means to such other address as Agent shall have notified Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Deutsche Bank, New York, New York

Account Number: 50-283-811
Account Name:  GE Business Financial Services Inc.

Swift ID:                021-001-033

Currency Code:   USD
Reference: DYNAVOX SYSTEMS LLC (CFN#: HFS2763)

Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12.  The Lenders shall make any payment under any Financing Document in immediately available Dollars and without setoff or counterclaim.  Each Revolving Loan Lender shall make each payment for the account of any L/C Issuer or Swingline Lender required pursuant to Section 2.3 or 2.4 (A) if the notice or demand therefor was received by such Lender prior to 11:00 a.m. New York Time on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt.  Payments received by Agent after 1:00 p.m. New York Time shall be deemed to be received on the next Business Day.

(b)           Computations of Interests and Fees.  All computations of interest and of fees shall be made by Agent  on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)           Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided that such interest and fees shall continue accruing as a result of such extension of time.

(d)           Advancing Payments.  Unless Agent shall have received notice from Borrower to the Lenders prior to the date on which any payment is due hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that Borrower shall not have made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent.

Section 2.14          Evidence of Debt.  (a)  Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Debt of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to Agent, acting as agent of Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)           Records of Agent.  Agent, acting as agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as Agent may notify Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loan and the Revolving Loan Outstandings, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligation, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for Eurodollar Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid and (6) any other payment received by Agent from Borrower and its application to the Obligations.

(c)           Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in L/C Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.14 and Section 11.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of any Credit Party to repay the Loans in accordance with their terms.  In addition, the Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by Borrower, Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

(e)           Notes.  Upon any Lender’s request, Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and substantially in form and substance reasonably acceptable to such Lender; provided that only one Note for each Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15          Suspension of Eurodollar Rate Option.  Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, Agent shall promptly so notify Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until Agent shall notify Borrower that Agent or the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b)           Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to Borrower through Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through Agent, notify Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.

(c)           Effect of Suspension.  If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16          Breakage Costs; Increased Costs; Capital Requirements.  (a)  Breakage Costs.  Borrower shall compensate each Lender, upon demand from such Lender to Borrower (with copy to Agent), for all liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)           Increased Costs.  If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any Financing Document, then, upon demand by such Lender or L/C Issuer (with copy to Agent), Borrower shall pay to Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost so long as such increased cost have accrued on or after the day which is 180 days prior to the date on which such Lender or L/C Issuer first made demand therefor.  For the avoidance of doubt, this Section 2.16(b) shall not apply to taxes, which are the subject of Section 2.17.

(c)           Increased Capital Requirements.  If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or L/C Issuer or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s or L/C Issuer (or any corporation controlling such Lender or L/C Issuer) by an amount deemed by such Lender or such controlling Person to be material as a consequence of its obligations under or with respect to any Financing Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender or L/C Issuer (with a copy of such demand to Agent), Borrower shall pay to Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(d)           Compensation Certificate.  Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the basis for such demand, the amounts to be paid hereunder and a calculation thereof in reasonable detail, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 2.17          Taxes.  (a)  Payments Free and Clear of Taxes.  Except as otherwise required by Law or as otherwise provided in this Section 2.17, each payment by any Credit Party under any Financing Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges, stamp or other duties or withholdings and all interest, penalties and liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes imposed on or measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Financing Document) or (ii) taxes that are attributable to the failure by any Secured Party to comply with the requirements of clause (f) below.

(b)           Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Financing Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment; provided that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c)           Other Taxes.  In addition, Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Financing Document or any transaction contemplated therein (collectively, “Other Taxes”).  The Swingline Lender may, without any need for notice, demand or consent from Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment.  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, Borrower shall furnish to Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d)           Indemnification.  If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit such Taxes to Agent, for the account of Agent and the respective Secured Parties, Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted (provided, however, that Borrower shall be entitled to reasonably contest such Taxes or Other Taxes, at its own expense, and by appropriate proceedings, and the relevant Secured Party shall reasonably cooperate in the conduct of such contest).  A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and applicable Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)            Tax Forms.

(i)            Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Financing Documents.  Unless Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Financing Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

(ii)           Each U.S. Lender Party shall, to the extent it is legally entitled to do so, (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)          Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

Notwithstanding any other provision of this Section 2.17(f), a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(g)           If any Lender shall become aware that it is entitled to receive a refund in respect of amounts paid by Borrower pursuant to this Section 2.17, which refund in the good faith judgment of such Lender is allocable to such payment, then it shall promptly notify Borrower of the availability of such refund and shall, within 30 days after the receipt of a written request by Borrower, apply for such refund.  If any Lender receives a refund in respect of any amounts paid by Borrower pursuant to this Section, which refund in the good faith judgment of such Lender is allocable to such payment, then it shall promptly notify Borrower of such refund and shall, within 15 days of written receipt, pay such refund to Borrower, net of all out-of-pocket expenses of such Lender or of Agent with respect thereto; provided, however, that Borrower, upon the request of such Lender or Agent, agrees to repay any amount paid over to such Lender or to

Agent (including any interest and penalties with respect thereto) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund.

Section 2.18          Substitution of Lenders.  (a)  Substitution Right.  In the event that any Lender in any Facility that is not an Affiliate of Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies Borrower pursuant to Section 2.15(b) (Illegality) that it has become illegal for such Lender to continue to fund or make any Eurodollar Rate Loan in such Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) (Taxes), (iv) becomes a Non-Funding Lender with respect to such Facility or (v) does not consent to any amendment, waiver or consent to any Financing Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in such Facility, Borrower may, notwithstanding anything in Section 2.12 to the contrary, either pay in full such Affected Lender with respect to amounts due in such Facility with the consent of Agent (which consent shall not be unreasonably withheld or delayed) or substitute for such Affected Lender in such Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent (in each case, a “Substitute Lender”).

(b)           Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Facility, Borrower shall deliver a notice to Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Facility (including Obligations owed pursuant to Section 2.16(a) because of such payment), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender in the Revolving Loan Facility, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(e) (Excess Outstandings) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Financing Documents and assume the Commitment of the Affected Lender under such Facility.

Section 2.19          Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in any Facility, such Affected Lender’s Commitments in such Facility shall be terminated and (ii) in the case of any substitution in any Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Financing Documents with respect to such Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in such Facility in the amount of such Affected Lender’s Commitment in such Facility and (C) the Affected Lender shall execute and deliver to Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such Facility; provided that the failure of any Affected

Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III

REPRESENTATION AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1            Existence and Power.  Each Credit Party is an entity as specified on the Information Certificate, duly organized, validly existing and in good standing under the laws of the jurisdiction specified on the Information Certificate, has an organizational identification number (if any) as specified on the Information Certificate, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals, to be in good standing or to have an organizational identification number, could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Third Restatement Effective Date are specified on the Information Certificate, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 3.2            Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any governmental body, agency or official, except for (i) filings to perfect the security interests created by the Security Documents and (ii) actions or filings, the failure with respect to which could not reasonably be expected to have a Material Adverse Effect, and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect.

Section 3.3            Binding Effect.  Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, subject to the effects of (i) insolvency, fraudulent conveyance, reorganization, moratorium and bankruptcy or other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) any implied covenant of good faith and fair dealing.

Section 3.4            Capitalization.  The authorized equity securities of each of the Credit Parties as of the Third Restatement Effective Date is as set forth on the Information Certificate.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of

Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities.  The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Third Restatement Effective Date is set forth on the Information Certificate.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding.  Except as set forth on the Information Certificate, as of the Third Restatement Effective Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5            Financial Information.

(a)           [Reserved].

(b)           The un-audited consolidated balance sheet of Borrower as of May 2, 2008 and the related un-audited consolidated statements of operations and cash flows for the month and year to date, copies of which have been delivered to Agent, fairly present, in accordance with accounting principles consistently applied and commonly used in Borrower’s industry, the consolidated financial position of Borrower as of such date and their consolidated results of operations and cash flows for the one month then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)           [Reserved].

(d)           The balance sheet of Holdings and its Subsidiaries as of June 29, 2007 and the related statements of income (or comparable calculation, if such Person is not a corporation) and cash flow for the Fiscal Year then ended, reported on by Deloitte & Touche, copies of which have been delivered to Agent, fairly present, in conformity with GAAP, the financial position of Holdings and its Subsidiaries as of such date and its results of operations and cash flow for such period.

(e)           Since June 29, 2007 there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

(f)            Holdings was formed to own the equity interests of Borrower and has no significant assets or liabilities, other than the Enkidu Seller Note.  DynaVox International was formed for the sole purpose of owning the equity interests of DynaVox Canada and DynaVox UK.

Section 3.6            Litigation.  There is no action, suit or proceeding pending against, or to Borrower’s knowledge threatened against or affecting, any Credit Party or, to Borrower’s knowledge, any party to any Operative Document other than a Credit Party, before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7             Ownership of Property.  Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other material assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Person on the pro forma balance sheet referred to in Section 3.5(c), except as disposed of in the ordinary course of business or as otherwise permitted by the Financing Documents.

Section 3.8             No Default.  No Default or Event of Default has occurred and is continuing and no Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9             Labor Matters.  Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, as of the Third Restatement Effective Date, (a) there are no strikes or other labor disputes pending or, to Borrower’s knowledge, threatened against any Credit Party; (b) hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters;   (c) all payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be; and (d) the consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10           Regulated Entities.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.  No Credit Party is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005.  No Credit Party is subject to regulation as a “public utility” under the Federal Power Act, as amended.

Section 3.11           Margin Regulations.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12           Compliance With Laws.

(a)           Borrower and each Subsidiary is in compliance with the requirements of all applicable laws, ordinances, rules, regulations and requests of governmental authorities, except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)           Without limiting the generality of clause (a) above,

(i)            Neither Borrower nor any of its Subsidiaries, violate any of the Health Care Laws, except where any such violation would not have a Material Adverse Effect.  For purposes of this Agreement, “Health Care Laws” means (i) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (vi) licensure laws and regulations; and (vii) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time.

(ii)           Borrower and each Subsidiary has (i) all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and has made all declarations and filings with, all applicable governmental authorities, all self regulatory authorities and all courts and other tribunals (each, an “Authorization”) necessary to engage in the business conducted by it except for such Authorizations with respect to which the failure to obtain would not have a Material Adverse Effect and (ii) no knowledge that any governmental authority is considering limiting, suspending or revoking any such Authorization.  All such Authorizations are valid and in full force and effect and Borrower and each Subsidiary is in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations except where failure to be in such compliance or for an Authorization to be valid and in full force and effect would not have a Material Adverse Effect.

(iii)          Except as set forth on the Information Certificate, Borrower and each Subsidiary has the requisite provider number or other Authorization to bill the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates, and all other Third Party Payor Programs (as defined below) that Borrower and each Subsidiary currently bills except where the failure to have such Authorization would not have a Material Adverse Effect.  Except as set forth on the Information Certificate, there is no investigation, audit, claim review, or other action pending or, to the knowledge of Borrower or any Subsidiary, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor (as defined below) provider number or Authorization or result in Borrower’s or a Subsidiary’s exclusion from any Third Party Payor Program which would have a Material Adverse Effect.  For purposes of this Agreement, (i) “Third Party Payor” means Medicare, Medicaid, TRICARE, Blue Cross and/or Blue Shield, State government insurers, private insurers and any other person or entity which presently or in the future maintains Third Party Payor Programs and (ii) “Third Party Payor Programs” means all third party payor programs in which Borrower or Subsidiary participates (including, without limitation, Medicare, Medicaid, TRICARE, or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).

(iv)          Borrower and each Subsidiary has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by law.

Section 3.13           Taxes.  Except to the extent subject to a Permitted Contest, all Federal, state and material local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Federal and other material Taxes (including real property Taxes) and other material charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid.  Except to the extent subject to a Permitted Contest, all Federal, state and local returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.  No Credit Party has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011 4(b)(2).

Section 3.14           Compliance with ERISA.

(a)           All required reports and documents with respect to any Pension Plan have been properly filed with the appropriate governmental agencies, except where a failure to so file could not reasonably be expected to have a Material Adverse Effect.  All Pension Plans (and related trusts and insurance contracts) comply in form and in operation with the current applications of ERISA and the Code, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.  With respect to each Pension Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code that have not been reported and corrected that could reasonably be expected to have a Material Adverse Effect.

(b)           During the twelve (12) month period prior to the Third Restatement Effective Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Regulation 2510.3 — 102(b)(1) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan, that could reasonably be expected to have a Material Adverse Effect.  No Credit Party has incurred material liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan that is subject to Title IV of ERISA.  All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law, except where such failure could not reasonably be expected to have a Material Adverse Effect; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, in each case that could reasonably be expected to have a Material Adverse Effect, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that materially increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, that could reasonably be expected to have a Material Adverse Effect, or that any such plan is or may become insolvent.

Section 3.15           Brokers.  Except as set forth in the Information Certificate, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16           Related Transactions.  The transactions contemplated by the Third Restatement Equity Documents to be consummated on the Third Restatement Effective Date have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable provisions of Law.  Simultaneously with the making or conversion, as applicable, of the initial Loans hereunder, the Third Restatement Stock Redemption will be consummated promptly following the funding of the Loans hereunder and the Third Restatement Subordinated Debt pursuant to and in material compliance with the provisions of the Third Restatement Stock Redemption Documents and Third Restatement Subordinated Note Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, including, without limitation Section 18-607 of the Delaware Limited Liability Company Act and the statutes and other regulations associated therewith.

Section 3.17           Employment, Equityholders and Subscription Agreements.  Except for any Operative Documents and the other agreements set forth in the Information Certificate, as of the Third Restatement Effective Date there are no (i) employment agreements covering the management of any Credit Party that provide for annual compensation in excess of $200,000, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound and which provide for annual payments in excess of $200,000, or (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound.

Section 3.18           Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on the Information Certificate:

(a)           No Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner (i) that would require the taking of any action under any Environmental Law or (ii) which could reasonably be expected to have a Material Adverse Effect.  No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination.

(b)           No underground storage tanks are located on any properties now or previously owned, leased or operated by any Credit Party, or were located on any such property and subsequently removed or filled.

(c)           No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to Borrower’s knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by any Credit Party.  All such properties and their existing and prior uses, and any disposal of Hazardous Materials from any thereof, comply and at all times have complied with all Environmental Laws.  There is no condition on any of such properties which is in violation of any Environmental Laws and no Credit Party has received any communication from or on behalf of any governmental authority that any such condition exists.

(d)           There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Borrower has knowledge in relation to the current or prior business of Borrower or any property or facility now or previously owned, leased or operated by any Credit Party which has not been delivered to Agent.

(e)           For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party.

(f)            Notwithstanding anything to the contrary in this Section 3.18, the representations made in this Section 3.18 (other than in Section 3.18(a)(ii)) shall only be untrue if the effect of the failures, non-compliance or other circumstances of the types described therein, either individually or in aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.19           Intellectual Property.  Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, including all Intellectual Property existing as of the Third Restatement Effective Date and registered with the U.S. government, any foreign government or any agency or department thereof as set forth on the Information Certificate.  Except as disclosed in the Information Certificate, all Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To Borrower’s knowledge, each Credit Party conducts its business without material infringement or claim of material infringement of any intellectual property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20           Real Property Interests.  Except for the ownership, leasehold or other interests set forth in the Information Certificate, no Credit Party has, as of the Third Restatement Effective Date, any ownership, material leasehold or other material interest in real property.

Section 3.21           Solvency. The Credit Parties, on a consolidated basis:  (a) own and will own assets the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of their then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them; (b) have capital that is not unreasonably small in relation to their business as presently conducted or after giving effect to any contemplated transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

Section 3.22           Full Disclosure.  None of the information (financial or otherwise), taken as a whole and furnished by or on behalf of any Credit Party to Agent or any Lender in writing in connection with the consummation of the transactions contemplated by the Operative Documents, including without limitation the information set forth in the Information Certificate, contains any untrue statement of a material fact or omits to state, as of the applicable date of delivery and the Third Restatement Effective Date, a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders have been prepared on the basis of the assumptions stated therein.  Such projections represent Borrower’s good faith estimate of Borrower’s probable future financial performance as of the applicable date of delivery and such assumptions are believed by Borrower to be reasonable in light of current business conditions; provided that Borrower can give no assurance that such projections will be attained.

Section 3.23           Representations and Warranties Incorporated from Other Operative Documents.  As of the Third Restatement Effective Date, each of the representations and warranties made in the Operative Documents in effect on or as of such date by each of the Credit Parties thereto, and to Borrower’s actual knowledge, by each other party thereto, was true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

Section 3.24           Cash Management System.  Borrower hereby represents and warrants to Agent and Lenders that (i) it has entered into (A) control agreements with PNC Bank NA with respect to its deposit accounts at such bank, Account No. 10-1808-0859 (the “Operating Account”) and Account No. 10-1959-2012, (B) a “sweep” agreement with PNC Bank NA with respect to its deposit account, Account No. 10-1307-1611 at such bank (the “Sweep Account”), pursuant to which such bank has agreed to sweep amounts deposited therein to the Operating Account as and when funds clear and become available in accordance with PNC Bank’s procedures, (ii) Mayer-Johnson LLC has entered into (A) a control agreement with Harris N.A. with respect to its deposit account, Account No. 335-867-8, at such bank, and (B) control agreements with PNC Bank NA with respect to its deposit accounts, Account Nos. 10-1808-1042 and 10-1927-2094, at such bank, (iii) Holdings has entered into a control agreement with PNC Bank NA with respect to its deposit account, Account No. 10-1928-1767, at such bank, and (iv) DynaVox Services Inc. has entered into a control agreement with PNC Bank NA with respect to its deposit account, Account No. 10-1979-4415, at such bank.  In order to segregate and to facilitate perfection of Agent’s security interest in funds received from Governmental Payers (as defined below), Borrower has notified all governmental authorities making payments under Medicare or Medicaid (“Governmental Payers”) to make payments to the Sweep Account and all other payers to make payments to the Operating Account.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1             Financial Statements and Other Reports.  Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to the Lenders hereunder, and will deliver to Agent, and, in the case of the deliveries required by paragraphs (a) through (f), (l), (m), (o) and (p), each Lender:

(a)           as soon as practicable and in any event within thirty (30) days after the end of each month (including the last month of Borrower’s Fiscal Year), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month (i) with sufficient detail and specificity to distinguish and permit Agent to readily discern the revenues and gross profit of Borrower’s different business and product lines, including the business operations and performance of Mayer-Johnson LLC and (ii) setting forth, in each case, to the extent comparable figures are available, in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), all of the foregoing in reasonable detail and certified by a Responsible Officer as fairly presenting, in all material respects, the financial condition and results of operations of Holdings and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Holdings, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity (or the comparable item, if Holdings is not a corporation) and cash flows for such Fiscal Year, setting forth in each case, to the extent comparable figures are available, in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), certified (solely with respect to such consolidated statements) without material qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing;

(c)           together with each delivery of financial statements pursuant to Sections 4.1(a), 4.1(b) and 4.1(n), a Compliance Certificate, and together with each delivery of financial statements pursuant to Section 4.1(b), an Excess Cash Flow Certificate;

(d)           together with each delivery of financial statements pursuant to Section 4.1(b) above, a written statement by the independent public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters;

(e)           promptly upon receipt thereof, copies of all reports submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(f)            promptly upon their becoming available, copies of (i)  all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor, (ii) all press releases and other statements made available generally by any Credit Party concerning material developments in the business of any Credit Party and (iii) all Interest Rate Contracts entered into by any Credit Party;

(g)           promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party in an amount greater than $500,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s certified accountant or any resignation, or decision not to stand for re-election, by any member of any Credit Party’s board of directors (or comparable body), (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under any material agreement or instrument (other than the Financing Documents) to which any Credit Party is a party or by which any of its assets is bound, which default could reasonably be expected to have a Material Adverse Effect, or (iv) of the institution of any litigation or arbitration involving an alleged liability of any Credit Party equal to or greater than $500,000 or any adverse determination in any litigation or arbitration involving a potential liability of any Credit Party equal to or greater than $500,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(h)           within seven (7) Business Days following any officer of any Credit Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled

Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (v) any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit or (vi) any notice that any Multiemployer Pension Plan is in reorganization, that materially increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto;

(i)            reasonably promptly upon any officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any officer of any Credit Party becomes aware of (x) the existence or alleged existence of a violation of any Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by any Credit Party, or due to the operations or activities of any Credit Party or any other Person on or in connection with any such property or any part thereof which could reasonably be expected to have a Material Adverse Effect, or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(j)            on the last day of each Fiscal Quarter of Borrower, a list of all material registrations or applications to register any Intellectual Property that is owned by any Credit Party with the United States government, any foreign government or any agency or department of the foregoing;

(k)           promptly upon any officer of any Credit Party obtaining knowledge that any Credit Party has acquired any material ownership rights in any real property, a certificate of a Responsible Officer describing such real property in such detail as Agent shall reasonably require;

(l)            copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Federal, state or local governmental agency or body;

(m)          as soon as available, but in any event within sixty (60) days following the end of each Fiscal Year, Borrower’s annual operating plans, operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following Fiscal Year presented on a monthly basis, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of Borrower;

(n)           as soon as available and in any event within thirty (30) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of Borrower’s Fiscal Year), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows for such Fiscal Quarter, and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter (i) with sufficient detail and specificity to distinguish and permit Agent to readily discern the revenues and gross profit of Borrower’s different business and product lines, including the business operations and performance of Mayer-Johnson LLC and (ii) setting forth, in each case, to the extent comparable figures are available, in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such Fiscal Quarter and for such portion of the Fiscal Year ended at the end of such Fiscal Quarter set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), all of the foregoing in reasonable detail and certified by a Responsible Officer as fairly presenting, in all material respects, the financial condition and results of operations of Holdings and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Holdings, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(o)           [Reserved];

(p)           from time to time, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations, appraisal reports in form and substance and from appraisers satisfactory to Agent (or such Lender) stating the then current fair market values of all or any portion of the real estate owned by Borrower or any Subsidiaries; and

(q)           with reasonable promptness, upon such request, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent or any Lender.

Section 4.2             Payment and Performance of Obligations.  Borrower (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except (x) where the same may be the subject of a Permitted Contest or (y) for such obligations and/or liabilities the nonpayment or non-discharge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3             Conduct of Business and Maintenance of Existence.  Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as they now conduct and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except with respect to rights, privileges and franchises where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.4             Maintenance of Property; Insurance.

(a)           Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           Borrower will maintain, and will cause each Subsidiary to maintain, (i) physical damage insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent and (ii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably request.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(c)           On or prior to the Third Restatement Effective Date, Borrower will cause Agent to be named as an additional insured, assignee and loss payee, as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Agent.  Borrower will deliver to Agent and the Lenders (i) on or prior to the Third Restatement Effective Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured and loss payee of written notice thereof, (ii) upon the request of Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or non-renewal of coverage by Borrower.

(d)           [Reserved].

(E)           IN THE EVENT BORROWER FAILS TO PROVIDE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT AGENT’S INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS.  THE COVERAGE PURCHASED BY AGENT MAY NOT PAY ANY CLAIM MADE BY BORROWER OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE COLLATERAL.  BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY AGENT, BUT ONLY AFTER PROVIDING AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND OTHER CHARGES IMPOSED BY AGENT IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER IS ABLE TO OBTAIN ON ITS OWN.

Section 4.5             Compliance with Laws.

(a)           Without limiting or qualifying the provisions of Section 4.13, Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.  Borrower shall diligently and in good faith file and pursue the applications to request new Medicaid provider numbers as described in the Healthcare Schedule to the Information Certificate.

(b)           None of the Credit Parties or their Affiliates is (i) in violation of any U.S. Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any U.S. Anti-Terrorism Law, or (iii) is a Blocked Person.

Section 4.6             Inspection of Property, Books and Records.  Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of Borrower or any applicable Subsidiary, representatives of Agent and of any Lender (as long as such visit or inspection is made concurrently with Agent) from time to time upon the reasonable request of Agent (but in the absence of a Default or Event of Default not more than once during each Fiscal Year of Borrower) to visit and inspect (during regular business hours and accompanied by officers of Borrower) any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give Borrower or any applicable Subsidiary commercially reasonable prior written notice of such exercise.  No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7             Use of Proceeds.  The proceeds of the portion of the Term Loan funded on the Third Restatement Effective Date, and the proceeds of Revolving Loans, shall be used by Borrower for general corporate purposes and for working capital needs of Borrower, to provide financing to consummate Permitted Acquisitions and, together with the proceeds of the Third Restatement Subordinated Debt, to make the Third Restatement Effective Date Distribution to Holdings and to pay fees and expenses incurred in accordance with the Operative Documents and the Related Transactions.

Section 4.8             Lenders’ Meetings.  Upon Agent’s request after the end of a Fiscal Quarter and with reasonable prior notice, Borrower will conduct a meeting (which may be held telephonically) of Agent and the Lenders to discuss the most recent Fiscal Quarter’s results and the financial condition of Borrower and the Subsidiaries at which shall be present a Responsible Officer and such officers of the Credit Parties as may be reasonably requested to attend by Agent, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.  Such meetings shall be held at a time and place convenient to the Lenders and to Borrower.

Section 4.9             Interest Rate Contracts.  Borrower shall, within 120 days after the Third Restatement Effective Date, enter into and thereafter maintain Interest Rate Contracts on terms and with counterparties reasonably satisfactory to Agent, to provide protection against fluctuation of interest rates until the third anniversary of the Third Restatement Effective Date for a notional amount that equals at least 50% of the principal amount of the Term Loan.

Section 4.10           Hazardous Materials; Remediation.  Borrower will provide Agent within thirty (30) days after demand therefor with a bond, funded trust, letter of credit or similar financial assurance evidencing to the satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination, to the extent that the foregoing are required by Environmental Laws and discharging any lien which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable determination that the failure to so remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such lien could reasonably be expected to have a Material Adverse Effect.

Section 4.11           Intellectual Property.  Borrower shall diligently and in good faith pursue obtaining, in a timely manner, (A) those consents it deems necessary or desirable in its reasonable business judgment from (i) licensees of the PCS Symbols of Borrower and (ii) distributors under distribution agreements, in each case with respect to the transactions contemplated under the Operative Documents, and (B) appropriate assignments of invention with respect to any Intellectual Property now or hereafter created by those employees of Borrower which it, in its reasonable business judgment, deems necessary or desirable.

Section 4.12           Further Assurances.  Borrower will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time reasonably be necessary or as Agent or the Required Lenders may from time to time request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens or as may otherwise be permitted by the Security Documents) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Loan Party, whether now owned or hereafter acquired.

Section 4.13           Compliance With Health Care Laws.

(a)           Without limiting or qualifying any other provision of this Agreement, Borrower will comply, and will cause each Subsidiary to comply, with all applicable Health Care Laws relating to the operation of such Person’s business, except for such Health Care Laws the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.  Borrower will not make, suffer or permit to occur, or cause or permit any Subsidiary to make, suffer or permit to occur, any fact, event or circumstance for which notice to Agent is required under Section 4.14, except where the existence of such facts, events or circumstances, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Borrower will maintain, and will cause each Subsidiary to maintain, all records required to be maintained by any governmental authority or otherwise under the Health Care Laws, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.14           Notices to Agent.

(a)           Borrower shall notify Agent within ten (10) Business Days following the occurrence of any of the following facts, events or circumstances, whether threatened, existing or pending, together with such supporting data and information as shall be necessary to fully explain to Agent the scope and nature of the fact, event or circumstance, and shall provide to Agent within five (5) Business Days of Agent’s request, such additional information as Agent shall reasonably request regarding such disclosure:

(i)            that Borrower or any Subsidiary is currently, or has in the past been, or hereafter becomes, subject to any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Health Care Laws which could reasonably be expected to have a Material Adverse Effect;

(ii)           that an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any

Borrower or Subsidiary:  (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(iii)          any material validation review, program integrity review or reimbursement audits related to any Borrower or any Subsidiary by any commission, board or agency in connection with the Medicare or Medicaid programs;

(iv)          the voluntary disclosure by Borrower or any Subsidiary to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary or any state’s Medicaid program of a potential overpayment matter involving the submission of claims to such payor in an amount greater than $250,000;

(v)           receipt by Borrower or any Subsidiary of any notice or communication from the NCQA or other accrediting organization that such Person is (a) subject to or is required to file a plan of correction with respect to any material accreditation survey, or (b) in danger of losing its accreditation due to a failure to comply with a plan of correction;

(vi)          any charges of material licensing violations involving Borrower or any  Subsidiary;

(vii)         any health care survey report related to licensure or certification (including, without limitation, an annual or biannual Medicare or Medicaid certification survey report) which includes any statement of material deficiencies pertaining to Borrower or any Subsidiary;

(viii)        without duplication, any failure of Borrower or any Subsidiary to comply with the covenants and conditions of Section 4.13;

(ix)           any revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal affecting Borrower or any Subsidiary with respect to any material Medicare and/or Medicaid provider participation or provider agreement, certification, billing number, assignment (via CMS 855 forms or otherwise), billing agent or electronic funds transfer instruction; and/or

(x)            any revocation, suspension, termination, probation, restriction, limitation, denial or non-renewal (other than at the election of Borrower or any Subsidiary) affecting Borrower or any Subsidiary with respect to any material provider participation or provider agreement with any third-party payor other than Medicaid or Medicare, including, without limitation, Blue Cross and/or Blue Shield, and any other private commercial insurance, healthcare service contractor, provider network, managed care program and employee assistance program.

Section 4.15           Participation Agreements.  Borrower shall provide to Agent upon request, and has provided to Agent as of the Third Restatement Effective Date as set forth in the Information Certificate, an accurate, complete and current list of all material participation agreements with health maintenance organizations, insurance programs, third party payors and preferred provider organizations with respect to the business of Borrower and each Subsidiary (collectively, “Participation Agreements”).  Borrower will at all times comply, and will cause each Subsidiary at all times to comply, with all requirements, contracts, conditions and stipulations applicable to Borrower or any Subsidiary in order to maintain in good standing and without default or limitation all such Participation Agreements, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 4.16           Cure of Violations.  If there shall occur any fact, event or circumstance for which Borrower is required to give Agent notice under Section 4.14 above, or if there shall occur any breach of Section 4.13, Borrower shall take such action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Health Care Laws, and shall thereafter diligently pursue the same to a favorable conclusion, all to the effect that the fact, event or circumstance giving rise to Borrower’s notice obligation under Section 4.14 or the breach of Section 4.13, shall be dismissed, rescinded, eliminated and otherwise cease to exist on that date which is the earlier to occur of (A) sixty (60) days after the date Borrower or any Subsidiary became aware of such fact, event or circumstance, or (B) the expiration of any cure period given under applicable Health Care Laws to cure any such breach.  Provided that Borrower is at all times in compliance with the covenants of this Section 4.16 and diligently pursue and obtain the cure described above within the timeframe described above, the existence of any fact, event or circumstance for which Borrower is required to give Agent notice under Section 4.14, or the existence of a breach of Section 4.13, shall not, in and of itself, constitute a breach of Borrower’s obligations hereunder unless the same shall in Agent’s good faith judgment have a Material Adverse Effect.

Section 4.17           Cash Management System.   To the extent any Person, whether a Governmental Payer or otherwise, remits payments to an incorrect bank account or otherwise makes payments not in accordance with the provisions of Section 3.24 or Borrower’s payment direction, Borrower, or Mayer-Johnson LLC, as applicable, shall contact such Person and use its reasonable best efforts to redirect payment from such Person in accordance with the terms hereof and Section 3.24.

ARTICLE V

NEGATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1             Debt.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, or any contingent obligations which would be Debt hereunder if they were non-contingent, except for:

(a)           Debt and L/C Obligations under the Financing Documents;

(b)           Debt or such contingent obligations outstanding on the date of this Agreement as set forth in the Information Certificate and any refinancing or renewals thereof, provided that any such refinancing and/or renewal shall not exceed the principal amount of and shall not mature before such Debt outstanding at the time of such refinancing or renewal or contain terms materially more burdensome to Borrower or such Subsidiary than those of the Debt being refinanced or renewed;

(c)           Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $2,500,000;

(d)           unsecured intercompany Debt arising from loans made by Borrower to Domestic Subsidiaries, provided, however, that upon the request of Agent at any time, such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(e)           Debt of Foreign Subsidiaries consisting of (i) intercompany Debt arising from loans made by Borrower to its Foreign Subsidiaries to fund working capital requirements and for other general corporate purposes of such Subsidiaries in the ordinary course of business, provided that upon the request of Agent at any time, such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders as security for the Obligations, (ii) lines of credit, letters of credit, bank guarantees and similar extensions of credit obtained by any such Foreign Subsidiary locally, and (iii) Guarantees by Borrower of the Debt of such Foreign Subsidiaries; provided, further that the aggregate of all such Debt incurred under this Section 5.1(e) shall not exceed $2,500,000;

(f)            other Debt not to exceed $3,000,000 in the aggregate at any time outstanding;

(g)           without duplication, Debt secured by Liens permitted under Section 5.2(j);

(h)           without duplication, any Debt which constitutes Contingent Obligations permitted under Sections 5.3(a) through 5.3(f); and

(i)            Debt, if any, arising under Interest Rate Contracts; and

(j)            the Third Restatement Subordinated Debt and the guarantees of any Loan Parties of the obligations thereunder.

Section 5.2             Liens.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)           Liens created by the Security Documents;

(b)           Liens existing on the date of this Agreement as set forth in the Information Certificate and any renewals or extensions of such Liens, provided that (i) the Debt secured by such Liens is permitted under Section 5.1(b) and (ii) any such renewal or extension does not encumber any additional assets or properties of any Credit Party;

(c)           any Lien on any asset securing Debt permitted under Section 5.1(c) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within ninety (90) days after the acquisition thereof;

(d)           Liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)           Liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f)            attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(g)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(h)           leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Borrower and/or its Subsidiaries and otherwise permitted under this Agreement;

(i)            Liens upon assets subject to Capital Leases to the extent permitted by Section 5.1(c) hereof, provided that (i) such Liens only serve to secure the payment of Debt arising under such Capital Lease and (ii) the Lien encumbering the asset giving rise to the Capital Lease does not encumber any other asset or property of any Credit Party;

(j)            Liens placed upon assets at the time of acquisition thereof by Borrower or any of its Subsidiaries to secure Debt incurred to pay all or a portion of the purchase price thereof provided that (i) the aggregate outstanding principal amount of all such Debt secured by any such Liens shall not exceed the amount permitted under Section 5.1(c) and (ii) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of Borrower or any of its Subsidiaries;

(k)           statutory and common law landlord’s liens under leases to which Borrower or any Subsidiary is a party, provided, that such liens are subordinated to the Obligations in an manner reasonably satisfactory to Required Lenders or Required Lenders otherwise affirmatively waives the requirement for such subordination;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods, provided that such duties are paid and discharged in a timely manner;

(m)          normal and customary rights of set-off upon deposits of cash in favor of banks and other depository institutions; and

(n)           Liens not otherwise permitted pursuant to this Section 5.2 which secure obligations permitted under this Agreement not exceeding $1,500,000 in the aggregate at any one time outstanding.

Section 5.3             Contingent Obligations.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)           Contingent Obligations arising in respect of the Debt and L/C Obligations under the Financing Documents and Contingent Obligations arising in respect of the Third Restatement Subordinated Debt and any guarantees by Loan Parties of obligations thereunder;

(b)           Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business;

(c)           Contingent Obligations outstanding on the date of this Agreement as set forth in the Information Certificate (including, without limitation, obligations under the Enkidu Non-Compete Agreements);

(d)           Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $250,000 in the aggregate at any time outstanding;

(e)           Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f)            Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.8;

(g)           so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Interest Rate Contract, provided that such obligations are (or were) entered into by Borrower or a Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;  and

(h)           Continent Obligations that support Debt to the extent permitted under Sections 5.1(a) through (g) and 5.1(i).

Section 5.4             Restricted Distributions.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit wholly-owned Subsidiaries from making dividends or distributions and shall not restrict or prohibit dividends or distributions to Holdings (including the Third Restatement Effective Date Distribution) at such times and in such amounts as are necessary to permit:

(a)           purchases of shares of (or options to purchase shares of) equity interests in Holdings or options therefor from directors or employees of any Credit Party upon their death, termination or retirement, so long as (x) before and after giving effect to any such dividend or distribution for such purpose, (i) no Event of Default shall have occurred and be continuing and (ii) Borrower is in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement and (y) such purchases or payments after the date hereof do not exceed $2,500,000 in any Fiscal Year and do not exceed $6,000,000 in the aggregate; and

(b)           payment of taxes and administrative expenses (including without limitation but subject to the provisions of this Agreement, the payment of reasonable director fees and amounts due and payable under the Management Agreement) payable by Holdings or reasonably estimated to be payable (or, with respect to taxes, by the equity holders of Holdings in the event each of Borrower and Holdings is treated as a partnership or otherwise disregarded for income tax purposes in the amounts and at the times provided for in the Amended and Restated Limited Liability Company Agreement dated May 13, 2004 of Holdings), provided, however, that during the existence of an Event of Default no administrative expenses (other than amounts due and payable under the Management Agreement, to the extent permitted to be paid pursuant to Section 5.13 hereof) may be paid by Borrower to Holdings or any equity holder thereof; and

(c)           Holdings to make loans to officers and employees in connection with the purchase of shares of Holdings pursuant to management equity plans for management and employees of any Credit Party in an aggregate principal amount not to exceed $1,000,000 at any time outstanding, provided that the net proceeds Holdings receives from the sale of such shares, including without limitation the proceeds of such loans, shall promptly upon receipt by Holdings be contributed to Borrower, and provided, further, that, at the request of Agent, Holdings shall cause such loans to be evidenced by promissory notes and shall pledge such promissory notes to Agent as additional Collateral; and

(d)           the Third Restatement Stock Redemption using proceeds of the Third Restatement Effective Date Distribution.

Section 5.5             Restrictive Agreements.  Except for the Financing Documents and the Third Restatement Subordinated Debt Documents, Borrower will not, and will not permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to:  (1) pay or make Restricted Distributions to Borrower or any other Subsidiary; (2) pay any Debt owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

Section 5.6             Anti-Terrorism Laws.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, knowingly enter into any material contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any additional Credit Party is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.7             Consolidations, Mergers and Sales of Assets.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly (i) consolidate or merge with or into any other Person, other than (A) a merger or consolidation of any Subsidiary of Borrower with or into Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into any other Subsidiary of Borrower or (B) mergers consummated to effect the consummation of a Permitted Acquisition, or (ii) sell, lease, license or otherwise transfer, directly or indirectly, any of its or their assets, other than (a) sales of Inventory in the ordinary course of their respective businesses, (b) sales or discounts of account receivables in the ordinary course of business but only in connection with the collection or compromise thereof, (c) dispositions of Cash Equivalents and (d) dispositions of other assets for cash and fair value if all of the following conditions are met:  (A) subject to Section 2.8(c) hereof, the Net Cash Proceeds of the assets sold or otherwise disposed of are invested in replacement or other assets used or useful in the business of Borrower and its Subsidiaries or are otherwise applied as required by Section 2.8(c);  (B) Borrower’s board of directors (or comparable body) determines, in connection with the any Asset Disposition involving a significant portion of Borrower’s property (either on one single transaction or in a series of transactions), in good faith, that such sale or other disposition is in the best interests of Borrower or such Subsidiary and will not impair the ongoing viability of or change the essential character of such Person’s business as conducted immediately prior to such sale; (C) after giving effect to the Asset Disposition and the repayment of Debt with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement; and (D) no Default or Event of Default then exists or would result from such Asset Disposition.  Upon the sale of an asset permitted by this Section 5.7, Agent shall, to the extent applicable and at the sole cost and expense of Borrower, deliver to the Credit Parties, upon any such Credit Party’s request such documentation as is reasonably necessary to evidence the release of the Liens of Agent , if any, on such assets, including, without limitation amendments or terminations of UCC financing statements, the return of stock certificates, if any and, if applicable, the release of such Credit Party from its obligations under the Financing Documents.

Section 5.8             Purchase of Assets, Investments.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly acquire any assets other than in the ordinary course of business or as may otherwise be used or useful in the conduct of such Person’s business as then conducted and permitted hereunder.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly make, acquire or own any Investment in any Person other than (a) Investments set forth on the Information Certificate; (b) Cash Equivalents and, in the case of Foreign Subsidiaries, similar investments customary for countries in which such Foreign Subsidiary conducts business; (c) Investments in Domestic Subsidiaries, so long as (i) Borrower has pledged to Agent all of the outstanding capital stock or other equity interests of any such Domestic Subsidiary, (ii) any such Domestic Subsidiary has Guaranteed the Obligations and secured such Guarantee by granting in favor of Agent, for its benefit and the benefit of the Lenders, a Lien on all or substantially all of the assets, and (iii) after giving effect to such Investment (either singly or in the aggregate) Borrower, DynaVox Services Inc. and Mayer-Johnson LLC shall continue to own and possess not less than 75% of the assets owned by all Credit Parties taken as a whole and account for not less than 75% of the Credit Parties’ gross revenues, taken as a whole; (d) bank deposits established in accordance with Section 5.15; (e) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; (f) loans to officers and employees in an aggregate principal amount not to exceed $500,000 at any time outstanding; (g) intercompany loans permitted under Section 5.1(d); (h) transactions permitted under Section 5.7; (i) Guarantees to the extent permitted by Section 5.1 or 5.3; (j) Investments in the form of Interest Rate Contracts permitted under Section 5.3(g); (k) other Investments not included in any of the foregoing and not exceeding $500,000 in any given Fiscal Year of Borrower and not exceeding $2,500,000 in the aggregate during the term of this Agreement; and (l) Investments in any Foreign Subsidiaries or any joint venture or partnership not exceeding $2,500,000 in any given Fiscal Year of Borrower and not exceeding $5,000,000 in the aggregate during the term of this Agreement.  Notwithstanding the foregoing, Borrower may acquire, or may cause a Domestic Subsidiary to acquire, all or substantially all of the assets, or all or substantially all of the equity securities, of any Person with the prior written approval of Required Lenders or in connection with a Permitted Acquisition.

Section 5.9             Transactions with Affiliates.  Except (i) as permitted by Section 5.13, (ii) as otherwise disclosed in the Information Certificate, (iii) transactions among Holdings, Borrower and any Domestic Subsidiary of Borrower, and (iv) for transactions that are disclosed to Agent in writing in advance of being entered into and which contain terms that are no less favorable to Borrower or any Domestic Subsidiary of Borrower, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower.

Section 5.10           Modification of Organizational Documents and/or Management Agreement.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly amend or otherwise modify any Organizational Documents of such Person in any manner that could reasonably effect the interests of Agent or Lender, except for such amendments or other modifications required by law and fully disclosed to Agent.  Borrower shall not amend or permit or acquiesce to an amendment of the Management Agreement the effect of which could reasonably be expected to impose new terms or alter the existing terms thereof in a manner materially more burdensome to Borrower or its Subsidiaries, without the prior written consent of Agent.

Section 5.11           Fiscal Year.  Borrower will not, and will not permit any Subsidiary to, change its Fiscal Year other than a change to cause it Fiscal Year to end on December 31 for tax compliance purposes and provided that Borrower provide Agent with not less than 90 days prior written notice of its intent to make such change.

Section 5.12           Conduct of Business.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Third Restatement Effective Date and businesses reasonably related or incidental thereto or which constitute a reasonable extension or expansion thereof, including in connection with Borrower’s existing and future technology, trademarks and patents.

Section 5.13           Investor Fees.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of any Investor or any Affiliate of any Investor except pursuant to the Management Agreement as it exists on the Third Restatement Effective Date, provided that any and all amounts due, owing or payable thereunder, howsoever characterized (but excluding reimbursement for out of pocket expenses), shall not exceed the greater of (i) $300,000 per Fiscal Year of Borrower and (ii) an amount equal to 1.5% of Borrower’s EBITDA for the most recent period for which a Compliance Certificate was delivered to Agent pursuant to the terms of this Agreement; and provided, further that any amounts paid or payable by Borrower representing reimbursement for out of pocket expenses shall not exceed an amount equal to 30% of the amounts otherwise paid or payable under clauses (i) or (ii) above.

Section 5.14           Lease Payments.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term of one year or more if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrower and its Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $2,000,000 for any calendar year under all such leases (excluding Capital Leases).

Section 5.15           Bank Accounts.  Except for Exempted Accounts, Borrower will not, and will not permit any Domestic Subsidiary to, directly or indirectly, establish any new bank account without prior written notice to Agent and unless Agent, Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms reasonably satisfactory to Agent; provided that, if Governmental Payors are to make payments into such account, Borrower or such Domestic Subsidiary shall instead establish and implement an account control and cash management system substantially in accordance with Section 3.24.  There shall be no more than three Exempted Accounts in existence at any given time, and with respect to each Exempted Account Borrower shall deliver or cause the applicable bank to deliver, promptly upon Agent’s request, a copy of the most current monthly bank statement to Agent.   If, at any time, either (i) any balance in any Exempted Account exceeds $10,000 in contravention of the terms hereof or (ii) on two or more occasions more than 5 days have elapsed since Agent has requested a copy of a bank statement with respect to an existing Exempted Account without having received a copy of such statement, then Borrower or such Subsidiary shall promptly transfer the amounts in the applicable Exempted Account to an account with respect to which Agent has entered into an acceptable account control agreement and at Agent’s sole discretion and direction (i) close the applicable Exempted Account, (ii) close all Exempted Accounts, in which event Borrower then shall be prohibited from opening or maintaining any Exempted Accounts, and/or (iii) promptly enter into and cause the applicable bank to enter into control agreements with respect to all existing Exempted Accounts, as described above.  The failure to promptly comply with the provisions of the immediately preceding sentence of this Section 5.15 with respect to Exempted Accounts shall constitute an immediate Event of Default.  Nothing herein is intended or shall be construed (by negative implication or otherwise) to waive any requirement that any other existing or hereafter acquired account of any Borrower or any Subsidiary thereof be subject to control agreements as otherwise required hereunder.

Section 5.16           Payments and Modifications of Certain Documents.  Borrower will not, and will not permit any Subsidiary to do any of the following:

(a)           waive or otherwise modify any term of any Third Restatement Equity Documents or Third Restatement Stock Redemption Documents in a manner which would be reasonably expected to materially adversely affect the interests of Agent or any other Secured Party under the Financing Documents;

(b)           waive or otherwise modify any term of the Third Restatement Subordinated Note Documents if such change or amendment would breach the terms of the Third Restatement Subordination Agreement; or

(c)           directly or indirectly declare, pay, make or set aside any amount for payment in respect of Third Restatement Subordinated Debt, except for regularly scheduled and mandatory payments of principal and interest (but no voluntary prepayments) and other payments in respect of Third Restatement Subordinated Debt made in full compliance with and to the extent expressly permitted by the Third Restatement Subordination Agreement.

ARTICLE VI

FINANCIAL COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 6.1             Capital Expenditures.  Borrower will not permit the aggregate amount of Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Date	Amount
Fiscal Year ending on or about June 30, 2009	$4,000,000
Fiscal Year ending on or about June 30, 2010	$5,000,000
Fiscal Year ending on or about June 30, 2011	$6,000,000
Fiscal Year ending on or about June 30, 2012	$6,000,000
Fiscal Year ending on or about June 30, 2013	$7,000,000
Fiscal Year ending on or about June 30, 2014 and as of the end of each Fiscal Year thereafter	$8,000,000

If Borrower does not utilize the entire amount of Capital Expenditures permitted in any period set forth above, Borrower may carry forward to the immediately succeeding period only, one hundred percent (100%) of such unutilized amount (with Capital Expenditures made by Borrower in such succeeding period applied last to such carried forward amount).

Section 6.2             Reserved.

Section 6.3             Fixed Charge Coverage Ratio.  Borrower will not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on any date set forth below to be less than the ratio set forth below for such date:

Date	Ratio
September 30, 2008	1.10
December 31, 2008	1.10
March 31, 2009	1.10
June 30, 2009	1.10

September 30, 2009	1.15
December 31, 2009	1.15
March 31, 2010	1.15
June 30, 2010	1.15

September 30, 2010	1.20
December 31, 2010	1.20
March 31, 2011	1.20
June 30, 2011	1.20

September 30, 2011	1.25
December 31, 2011	1.25
March 31, 2012	1.25
June 30, 2012	1.25

September 30, 2012 and at the end of each Fiscal Quarter thereafter	1.30

Section 6.4             Net Senior Debt to EBITDA Ratio.  Borrower will not permit the ratio of (i) Net Senior Debt on any date set forth below to (ii) EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below opposite such date:

Date	Ratio
September 30, 2008	3.75
December 31, 2008	3.75
March 31, 2009	3.60
June 30, 2009	3.00

September 30, 2009	2.75
December 31, 2009	2.50
March 31, 2010	2.25
June 30, 2010 and at the end of each Fiscal Quarter thereafter	2.00

Section 6.5             Net Total Debt to EBITDA Ratio.  Borrower will not permit the ratio of (i) Net Total Debt on any date set forth below to (ii) EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below opposite such date:

Date	Ratio
September 30, 2008	5.75
December 31, 2008	5.75
March 31, 2009	5.60
June 30, 2009	5.00

September 30, 2009	4.75
December 31, 2009	4.50
March 31, 2010	4.25
June 30, 2010 and at the end of each Fiscal Quarter thereafter	4.00

ARTICLE VII

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 7.1             Conditions Precedent to Initial Loans and Letters of Credit.  The obligation of each Lender to make any Loan on the Third Restatement Effective Date and the obligation of each L/C Issuer to Issue any Letter of Credit on the Third Restatement Effective Date is subject to the satisfaction or due waiver of each of the following conditions:

(a)           Third Restatement Equity Investment and Third Restatement Subordinated Debt.  Agent shall be reasonably satisfied (A) with the equity structure of Holdings and Borrower with the expectation that such structure will provide for Holdings owning 100% of Borrower and Investors owning, directly or indirectly, at least 59% of the voting equity interests of Holdings and (B) that as of the Third Restatement Effective Date Borrower has received gross cash proceeds of at least $32,000,000 from the incurrence of Third Restatement Subordinated Debt and equity contributions from the Third Restatement Equity Investors and that all of the proceeds thereof, together with a portion of the proceeds of the Loans hereunder in an aggregate amount not to exceed $3,000,000, have been used (or will substantially contemporaneously with the making of the initial Loans hereunder) to enable Holdings to consummate the Third Restatement

Stock Redemption or applied to the payment of transaction fees and expenses incurred in connection with the Related Transactions.

(b)           Absence of Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding pending or, to the knowledge of a Credit Party, threatened in any court or before any arbitrator or Governmental Authority that has or could reasonably be expected to have a Material Adverse Effect on the Operative Documents or the transactions contemplated thereby.

(c)           Receipt of Historical Financial Statements.  Agent shall have received and be reasonably satisfied with interim unaudited monthly financial statements of Borrower and its Subsidiaries for each month ended after December 31, 2007 and at least 30 days before the Third Restatement Effective Date.

(d)           Receipt of Pro Forma Financial Statements.  Agent shall have received and be reasonably satisfied with a pro forma estimated balance sheet of Holdings and its Subsidiaries at the Third Restatement Effective Date after giving effect to the transactions contemplated by the Operative Documents.

(e)           Outstanding Debts and Liens.  Agent shall be satisfied in its reasonable judgment that Holdings’, Borrower’s and their respective Subsidiaries’ existing Debts (other than under the Financing Documents and the Third Restatement Subordinated Note Documents) and Liens (other than under the Financing Documents) do not exceed $2,500,000 on the Third Restatement Effective Date.

(f)            Minimum EBITDA; Maximum Leverage. EBITDA of Borrower for the twelve month period most recently ended prior to the Third Restatement Effective Date for which financial statements have been delivered pursuant to Section 7.1(c) shall be no less than $17,500,000.  The ratio of Net Total Debt on the Third Restatement Effective Date to EBITDA for the twelve month period most recently ended prior to the Third Restatement Effective Date for which financial statements have been delivered pursuant to Section 7.1(c) after giving effect to the initial funding of the Loans and the other transactions contemplated by the Operative Documents, but disregarding any borrowings under the Revolving Facility to finance the payment of any upfront fee specified in the Fee Letter shall not exceed 5.00 to 1.00 and the ratio of Net Senior Debt on the Third Restatement Effective Date to EBITDA for the twelve month period most recently ended prior to the Third Restatement Effective Date for which financial statements have been delivered pursuant to Section 7.1(c) after giving effect to the initial funding of the Loans and the other transactions contemplated by the Operative Documents, but disregarding any borrowings under the Revolving Facility to finance the payment of any upfront fee specified in the Fee Letter shall not exceed 3.00 to 1.00.

(g)           Evidence of Solvency.  Agent shall have received a certificate of the Chief Financial Officer of Borrower certifying that Loan Parties, on a consolidated basis, after incurring the Debt contemplated by the Financing Documents, (i) own and will own assets the fair saleable value of which are (A) greater than the total amount of their liabilities (including contingent liabilities) and (B) greater than the amount that will be required to pay the probable liabilities of their then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them; (ii) have capital that is not unreasonably small in relation to their businesses as presently conducted or after giving effect to any contemplated transaction; and (iii) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

(h)           No Material Adverse Effect.  Since December 31, 2007, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

(i)            Fee and Expenses.  There shall have been paid to Agent, for the account of Agent, its Related Persons, any L/C Issuer or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case then due and payable under any Financing Document for which invoices have been submitted prior to the Third Restatement Effective Date.

(j)            Other Documents.  Agent shall have received such other documents, instruments and/or agreements as Agent may reasonably request.

Section 7.2             Conditions Precedent to Each Loan and Letter of Credit.  The obligation of each Lender on any date (including the Third Restatement Effective Date) to make any Loan and of each L/C Issuer on any date (including the Third Restatement Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)           Request.  Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing, Swingline Request or, as the case may be, L/C Request.

(b)           Representations and Warranties; No Defaults.  The following statements shall be true on such date, both before and after giving effect to such Loan or, as applicable, such Issuance:  (i) the representations and warranties set forth in any Financing Document shall be true and correct (A) if such date is the Third Restatement Effective Date, on and as of such date and (B) otherwise, in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default or Event of Default shall be continuing.

The representations and warranties set forth in any Notice of Borrowing, Swingline Request or L/C Request (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or Issuance and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 7.3             Determinations of Initial Borrowing Conditions.  For purposes of determining compliance with the conditions specified in Section 7.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Third Restatement Effective Date, Agent receives written notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Third Restatement Date.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1             Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)           Borrower shall fail (i) to pay when due any principal payment required hereunder or (ii) to pay any interest, premium or fee under any Financing Document or any other amount payable under any Financing Document within two (2) days of when otherwise due;

(b)           Borrower shall fail to observe or perform any covenant contained in (i) Section 4.1, Section 4.7, Section 4.9, Section 4.10, Section 4.13, Section 4.14, Section 4.16, Article V, or Article VI or (ii) Section 4.4 and, solely with respect to clause (ii), to the extent such failure is not remedied or waived within fifteen (15) days after, in each case of clauses (i) and (ii), the earlier of (1) receipt by Borrower of notice from Agent or Required Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default;

(c)           any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Required Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default;

(d)           any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any material respect when made (or deemed made);

(e)           (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Interest Rate Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Obligations or any Hedging Agreement), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Interest Rate Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Third Restatement Subordinated Debt Document;

(f)            any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)           (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without un-accrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

(i)            one or more judgments or orders for the payment of money (not covered by insurance) aggregating in excess of $1,000,000 shall be rendered against any or all Credit Parties and such judgments or orders shall continue unsatisfied and un-stayed for a period of thirty (30) days;

(j)            (1) Investors shall collectively cease to, directly or indirectly, own and control at least 85% of the outstanding equity interests of Holdings, (2) Vestar Capital Partners IV, L.P ceases to directly or indirectly own and control that percentage of the outstanding voting equity interests of Holdings necessary at all times to elect a majority of the board of directors or management committee (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (3) Holdings shall cease to directly own and control one hundred percent (100%) of each class of the outstanding equity interests of Borrower, (4) except to the extent permitted under Section 5.7, Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary, including, without limitation, Mayer-Johnson LLC and DynaVox International, (5) DynaVox International shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each of DynaVox Canada and DynaVox UK, or (6) any “Change of Control”, “Change in Control”, or term of similar import occurs under any Third Restatement Subordinated Debt Document;

(k)           [Reserved];

(l)            except in respect of an immaterial portion of the Collateral, at any time after the execution and delivery of the Security Documents any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens or as may otherwise be expressly permitted by such Security Document, or any Credit Party shall so assert in writing;

(m)          any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains un-stayed and in effect for any period of thirty (30) days;

(n)           any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert in writing and such failure could reasonably be expected to have a Material Adverse Effect;

(o)           any Holding Company shall incur any Debt and use the proceeds of such incurrence to make dividend, payment or other distribution with respect to the holders of its equity interests; or

(p)           either (i) Holdings engages in any type of business activity other than the ownership of the capital stock of Borrower, and performance of its obligations under Operative Documents to which it is a party and other activities directly related thereto and as permitted under the Financing Documents, or (ii) DynaVox International engages in any type of business activity other than the ownership of the capital stock of DynaVox Canada and DynaVox UK, and performance of its obligations under Operative Documents to which it is a party and other activities directly related thereto or otherwise permitted hereby.

Section 8.2             Remedies.  During the continuance of any Event of Default, Agent may, and, at the request of the Required Lenders, shall, in each case by notice to Borrower and in addition to any other right or remedy provided under any Financing Document or by any applicable Law, do each of the following:  (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any Obligation under the Financing Documents (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower (and, to the extent provided in any other Financing Document, other Credit Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 8.1(f) or 8.1(g), (i) the Commitments of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (ii) each Obligation under the Financing Documents (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Borrower (and, to the extent provided in any other Financing Document, any other Credit Party).

Section 8.3             Cash Collateral.  If (i) any Event of Default specified in Section 8.1(f) or 8.1(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 8.2 or (iii) the Revolving Loan Commitment shall have been terminated pursuant to Section 8.2, then without any request or the taking of any other action by Agent or the Lenders, Borrower shall immediately comply with the provisions of Section 8.4 with respect to the deposit of cash collateral to secure the existing L/C Obligations and future payment of related fees.

Section 8.4             Actions in Respect of Letters of Credit.  At any time (i) upon the Scheduled Revolving Loan Termination Date, (ii) after the Scheduled Revolving Loan Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 105% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.12, Borrower shall pay to Agent in immediately available funds at Agent’s office referred to in Section 11.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the L/C Obligations for all Letters of Credit at such time (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

ARTICLE IX

[RESERVED]

ARTICLE X

AGENT

Section 10.1           Appointment and Duties.  (a)  Appointment of Agent.  Each Lender and each L/C Issuer hereby appoints GE BFS (together with any successor Agent pursuant to Section 10.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Financing Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Financing Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, each Lender and each other Secured Party hereby agrees that Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Financing Documents (including in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Financing Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Financing Documents, (vi) except as may be otherwise specified in any Financing Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Financing Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Financing Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Limited Duties.  Under the Financing Documents, Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Financing Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Financing Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Financing Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2           Binding Effect.  Each Lender and each L/C Issuer agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required or permitted hereby, a greater or lesser proportion of the Lenders) in accordance with the provisions of the Financing Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required or permitted, as the case may be, such greater or lesser proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required or permitted, as the case may be, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3           Use of Discretion.  (a)  No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Financing Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required or permitted, as the case may be, by the terms of this Agreement, a greater or lesser proportion of the Lenders).

(b)           Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Financing Document or applicable Law.

Section 10.4           Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Financing Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article X to the extent provided by Agent.

Section 10.5           Reliance and Liability.  (a)  Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Financing Document, and each Lender, L/C Issuer, and Borrower hereby waive and shall not assert (and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the bad faith, gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent:

(i)            shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)           shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Financing Document;

(iii)          makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Credit Party in connection with any Financing Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Financing Document to be transmitted to the

Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Financing Documents; and

(iv)          shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Financing Document, whether any condition set forth in any Financing Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each other Secured Party hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

Section 10.6           Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire equity securities of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Loan Lender”, “Term Loan Lender”, “Required Lender”, “Required Revolving Loan Lender” and “Required Term Loan Lender” and any similar terms shall, except where otherwise expressly provided in any Financing Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Loan Lender, Term Loan Lender or as one of the Required Lenders, Required Revolving Loan Lenders or Required Term Loan Lenders respectively.

Section 10.7           Lender Credit Decision.  Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Financing Document or with respect to any transaction contemplated in any Financing Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Financing Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

Section 10.8           Expenses; Indemnities.  (a)  Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Financing Document.

(b)           Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Facilities of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Financing Document, any Operative Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction.

Section 10.9           Resignation of Agent or L/C Issuer.  (a)  Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective.  If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)           Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Financing Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Financing Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Financing Documents and (iv) subject to its rights under Section 10.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Financing Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Financing Documents.

(c)           Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective.  Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Financing Documents.

Section 10.10         Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Subsidiary of Borrower from its guaranty of any Obligation of any Credit Party if all of the equity securities of such Subsidiary are sold or otherwise disposed of in a sale or other disposition permitted under the Financing Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such sale or disposition, as the case may be, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.12; and

(b)           any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by a Credit Party in a sale or other disposition permitted by the Financing Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon Section 5.2(c), 5.2(i) or 5.2(j) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Office as to the identification of any property described in Section 5.2(c), 5.2(i) or 5.2(j)) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations that Agent has been notified in writing are then due and payable by the holder of such Obligation, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any L/C Obligation, a back-up letter of credit has been issued), in amounts and on terms and conditions and with parties reasonably satisfactory to Agent and each Indemnitee that is owed such Obligations and (D) to the extent reasonably requested by Agent, receipt by the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11         Additional Secured Parties.  The benefit of the provisions of the Financing Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments) and Section 11.8 (Confidentiality) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of Agent, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Financing Document.

ARTICLE XI

MISCELLANEOUS

Section 11.1           Amendments, Waivers, Etc.  (a)  No amendment or waiver of any provision of any Financing Document (other than the Fee Letter, any agreement with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract of any Credit Party granting “control” (as defined under the applicable UCC) over such account, entitlement, or contract to Agent, the Third Restatement Subordination Agreement and the L/C Reimbursement Agreements) and no consent to any departure by any Credit Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Financing Document, do any of the following:

(i)            waive any condition specified in Section 7.1, except any condition referring to any other provision of any Financing Document;

(ii)           increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)          reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, (B) any fee or accrued interest payable to such Lender or (C) if such Lender is a Revolving Loan Lender, any L/C Reimbursement Obligation or any obligation of Borrower to repay

(whether or not on a fixed date) any L/C Reimbursement Obligation; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article VI or in any definition set forth therein or principally used therein;

(iv)          (A) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or (B) postpone or otherwise extend any scheduled date for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v)           except as provided in Section 10.10, release all or substantially all of the Collateral or any Credit Party from a guaranty of any Obligation of Borrower hereunder;

(vi)          reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii)         amend Section 10.10 (Release of Collateral or Guarantors), Section 11.9 (Sharing of Payments) or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.12(b) (Application of Prepayments) to, and any modification of the application of any such payment to, (1) the Term Loan shall require the consent of the Required Term Loan Lenders and (2) the Revolving Loans shall require the consent of the Required Revolving Loan Lenders, (B) any change to the definition of the term “Required Term Loan Lender” shall require the consent of the Required Term Loan Lenders and (C) any change to the definition of the term “Required Revolving Loan Lender” shall require the consent of the Required Revolving Loan Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Financing Document of, or any payment to, Agent (or otherwise modify any provision of Article X or the application thereof), the Swingline Lender, any L/C Issuer or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by Agent, the Swingline Lender, such L/C Issuer or, as the case may be, such SPV in addition to any signature otherwise required and (z) the consent of Borrower shall not be required to change any order of priority set forth in Section 2.12(c).  No amendment, modification or waiver of this Agreement or any Financing Document altering the ratable treatment of Obligations arising under Secured Hedging Agreement resulting in such Obligations being junior in right of payment to principal of the Loans or resulting in Obligations owing to any Secured Hedging Counterparty being unsecured (other than releases of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Hedging Counterparty, shall be effective without the written consent of such Secured Hedging Counterparty or, in the case of a Secured Hedging Agreement provided or arranged by Agent or an Affiliate thereof, Agent.

(b)           Each waiver or consent under any Financing Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party shall entitle any Credit Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2           Assignments and Participations; Binding Effect.  (a)  Binding Effect.  This Agreement shall become effective when it shall have been executed by Borrower and Agent and when Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower (in each case except for Article X (other than Sections 10.5(b) and 10.9(a)), Agent, each Lender and L/C Issuer and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Financing Document (including in Section 10.9), none of Borrower, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld, conditioned, or delayed) to Agent and, as long as no Event of Default is continuing, Borrower; provided, however, that (x) such sale, transfer, or assignment does not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a Facility and (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and L/C Obligations subject to any such sale, transfer, or assignment shall be in a minimum amount of $1,000,000, unless such sale, transfer, or assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of Borrower and Agent.

(c)           Procedure.  The parties to each sale, transfer, or assignment made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or if previously agreed with Agent, via a manual execution and delivery of the assignment) evidencing such sale, transfer, or assignment, together with any existing Note subject to such sale, transfer, or assignment (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and payment of an assignment fee in the amount of $3,500, provided that (1) if a sale, transfer, or assignment by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such sale, transfer, or assignment, and (2) if a sale, transfer, or assignment by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such sale, transfer, or assignment.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon Agent (and Borrower, if applicable)

consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Financing Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Financing Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Financing Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s equity securities by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)            Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Financing Documents (including all its rights and obligations with respect to the Term Loan, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Financing Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Financing Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Financing Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Financing Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Financing Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral).  No party hereto shall institute (and each of Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 11.3           Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Financing Document, even if required under any Financing Document or at the request of any Secured Party, shall be at the expense of such Credit Party, and no Secured Party shall be required under any Financing Document to reimburse any Credit Party therefor except as expressly provided therein.  In addition, Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Financing Document (including, without limitation, all reasonable costs and expenses incurred by Agent or any of its Related Persons in connection with any action taken by it pursuant to Section 4.6 (which shall be reimbursed, in addition to the reasonable out-of-pocket costs and expenses of applicable examiners, at the per diem rate per individual charged by Agent for such examiners)), any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their

Related Persons retained by or on behalf of any of them or any of their Related Persons with, absent an Event of Default, the consent of Borrower, which consent shall not be unreasonably withheld and (b) each of Agent, its Related Persons, and each Lender and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Financing Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Financing Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense and Borrower agrees to reimburse Agent therefor on demand.

Section 11.4           Indemnities.  (a)  Borrower agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer, each Person that each L/C Issuer causes to Issue Letters of Credit hereunder and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Financing Document, any Operative Document, all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit, any Related Transaction, or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any contractual obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any contractual obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons or creditors or any holders of its equity securities (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction.  Furthermore, Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all liabilities that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Hazardous Materials Contamination and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party, whether on, prior or after the date hereof, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Hazardous Materials Contamination on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5           Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Financing Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article X (Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents.

Section 11.6           Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Borrower hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7           Lender-Creditor Relationship.  The relationship between the Lenders, the L/C Issuers and Agent, on the one hand, and the Credit Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Financing Document or any transaction contemplated therein.

Section 11.8           Right of Setoff.  Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Debt, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Borrower against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Financing Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of Agent, each Lender and each L/C Issuer agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders and the L/C Issuers and their Affiliates and other Secured Parties may have.

Section 11.9           Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Financing Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

Section 11.10         Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11         Notices.  (a)  Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Borrower, to 2100 Wharton Street, Suite 400, Pittsburgh, PA 15203, Attention:  Robert Culhane, Tel:  (412) 222-7766, Fax:

(412) 381-6860, with copy to Vestar Capital Partners IV, L.P., 245 Park Avenue, 41st Floor, New York, NY  10167, Attention:  Jack M. Feder Esq., Tel:  (212) 351-1600, Fax:  (212) 808-4922, with copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY  10017, Attention: Marissa C. Wesely, Esq., Tel: (212) 455-7173, Fax: (212) 455-2502, (B) if to Agent or the Swingline Lender, to General Electric Business Financial Services Inc., 2 Bethesda Metro Center, Bethesda, MD 20814, Attention:  DynaVox Account Manager, Tel:  (301) 961-1640, Fax: (301) 664-9855 with copy to General Electric Business Financial Services Inc., 7700 Wisconsin Avenue, Suite 400, Bethesda, MD 20814, Attention: Legal Department, Tel:  (301) 961-1640, Fax: (301) 664-9855 and (C) otherwise to the party to be notified at its address specified opposite its name on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)           Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after being deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article II or Article X shall be effective until received by Agent.

Section 11.12         Electronic Transmissions.  (a)  Authorization.  Subject to the provisions of Section 11.11(a), each of Agent, Borrower, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Financing Document and the transactions contemplated therein.  Borrower and each Secured Party hereby acknowledges and agrees, and Borrower shall cause each other Credit Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks (other than such risks resulting from gross negligence, bad faith, or willful misconduct of the applicable transmitting party as determined by a court of competent jurisdiction) by hereby authorizing the transmission of Electronic Transmissions.

(b)           Signatures.  Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Financing Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Secured Parties and Credit Parties in connection with the use of such E-System.

(d)           Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein, except as a result of its or its Related Person’s gross negligence, bad faith, or willful misconduct as determined by a court of competent jurisdiction.  No warranty of any kind is made by Agent or any of its Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Borrower and each Secured Party agrees (and Borrower shall cause each other Credit Party to agree) that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13         Governing Law.  This Agreement, each other Financing Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14         Jurisdiction.  (a)  Submission to Jurisdiction.  Any legal action or proceeding with respect to any Financing Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Financing Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)           Service of Process.  Borrower (and, to the extent set forth in any other Financing Document, each other Credit Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Financing Document by any means permitted by applicable Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  Borrower (and, to the extent set forth in any other Financing Document, each other Credit Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

Section 11.15         Waiver of Jury Trial.  Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Financing Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory).  Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Financing Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16         Severability.  Any provision of any Financing Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Financing Document or any part of such provision in any other jurisdiction.

Section 11.17         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18       Entire Agreement.  The Financing Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Credit Party and any of Agent, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Financing Document, the terms of this Agreement shall govern (unless such terms of such other Financing Documents are necessary to comply with applicable Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19       Use of Name.  Borrower agrees, and shall cause each other Credit Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the equity securities of any Credit Party) using the name, logo or otherwise referring to GE BFS or of any of its Affiliates, the Financing Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE BFS and without the prior consent of GE BFS except to the extent required to do so under applicable Law and then, only after consulting with GE BFS prior thereto.

Section 11.20       Non-Public Information; Confidentiality.  (a)  Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Credit Parties and their Affiliates and its equity securities and agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Laws (including United States federal and state security laws and regulations).

(b)           Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Financing Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Financing Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Financing Document entered into with any Credit Party, the terms of this Section 11.20 shall govern.

Section 11.21       Patriot Act Notice.  Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Borrower, including the name and address of Borrower and other information allowing such Lender to identify Borrower in accordance with such act.

Section 11.22       No Novation.  Notwithstanding anything to the contrary contained herein, this Agreement is not intended to and does not serve to effect a novation of the Obligations under the Existing Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Existing Credit Agreement which is evidenced by the notes provided for therein (as amended and restated pursuant to the terms hereof) and secured by the Collateral.  Borrower, and each other Credit Party hereby acknowledges and confirms that the liens and security interests granted pursuant to the Financing Documents secure the indebtedness, liabilities and obligations of such Persons to Agent and Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Financing Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of Borrower to Agent and Lenders) includes, without limitation, the indebtedness, liabilities and obligations of Borrower under the Notes to be delivered under this Agreement, as the same may be further amended, modified, supplemented or restated from time to time.  The Financing Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement.  Cross-references in the Financing Documents to particular section numbers in the Existing Credit Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

Balance of Page Intentionally Left Blank

- Signature Pages Follow –

IN WITNESS WHEREOF, the parties hereto (in the case of the Exiting Lenders, solely for the limited purposes set forth in Section 2.1(a)) have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DYNAVOX SYSTEMS LLC, a Delaware limited liability company

By:	/s/ Robert P. Culhane
Name:	Robert P. Culhane
Title:	Chief Financial Officer Secretary And Treasurer

Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto (in the case of the Exiting Lenders, solely for the limited purposes set forth in Section 2.1(a)) have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.), as Agent and a Lender

By:	/s/ Keith Bird
Name:	Keith Bird
Title:	Duly Authorized Signatory

Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Michael D. Pincus
Name:	Michael D. Pincus
Title:	Managing Director

Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PNC BANK, N.A., as a Lender

By:	/s/ Meredith S. Heamer
Name:	Meredith S. Heamer
Title:	Vice President

Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Michael L Hammond
Name:	Michael L Hammond
Title:	SVP

Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto (in the case of the Exiting Lenders, solely for the limited purposes set forth in Section 2.1(a)) have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[EXITING LENDER], solely for the limited purposes set forth in Section 2.1(a), as an Exiting Lender

FriedbergMilstein Private Capital Fund I
By: GSO Debt Funds Management LLC as Subadviser to FriedbergMilstein LLC

By:	/s/ Lee M. Shaiman
Name:	Lee M. Shaiman
Title:	Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto (in the case of the Exiting Lenders, solely for the limited purposes set forth in Section 2.1(a)) have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARATHON CLO I LTD., solely for the limited purposes set forth in Section 2.1(a), as an Exiting Lender

By: Marathon Asset Management LLC Its Collateral Manager

By:	/s/ Louis T. Hanover
Name:	Louis T. Hanover
Title:	Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto (in the case of the Exiting Lenders, solely for the limited purposes set forth in Section 2.1(a)) have caused this Third Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK KELSO CAPITAL CORPORATION, solely for the limited purposes set forth in Section 2.1(a), as an Exiting Lender

By: BlackRock Kelso Capital Advisors LLC, its Investment Manager

By:	/s/ Michael B. Lazar
Name:	Michael B. Lazar
Title:	Chief Operating Officer

Signature Page to Third Amended and Restated Credit Agreement